Exhibit 2.3

EXECUTION COPY

ACQUISITION AGREEMENT

among

NEVAMAR HOLDCO, LLC,

NEVAMAR COMPANY, LLC,

NEVAMAR TE S PREFERRED CORP.,

NEVAMAR TE COMMON CORP.,

NEVAMAR OFFSHORE S PREFERRED CORP.,

NEVAMAR OFFSHORE COMMON CORP.,

CERTAIN HOLDERS OF INTERESTS IN
NEVAMAR HOLDCO, LLC,

KOHLBERG MANAGEMENT IV, L.L.C., AS SELLERS’ REPRESENTATIVE

and

PANOLAM INDUSTRIES INTERNATIONAL, INC.

Dated as of January 18, 2006

TABLE OF CONTENTS

1.	DEFINITIONS	1
2.	ACQUISITION	11
3.	PAYMENT AND CLOSING	12
4.	REPRESENTATIONS AND WARRANTIES OF THE SELLERS	16
5.	REPRESENTATIONS AND WARRANTIES RELATING TO THE ACQUIRED COMPANIES	18
6.	REPRESENTATIONS AND WARRANTIES OF THE BUYER	33
7.	CERTAIN AGREEMENTS OF THE PARTIES	35
8.	CONDITIONS TO THE OBLIGATION TO CLOSE OF THE BUYER	46
9.	CONDITIONS TO THE OBLIGATION TO CLOSE OF HOLDCO AND THE SELLERS	48
10.	INDEMNIFICATION	49
11.	CONSENT TO JURISDICTION; JURY TRIAL WAIVER; GOVERNING LAW	53
12.	TERMINATION	54
13.	MISCELLANEOUS	55

i

EXHIBITS

Exhibit 3.1	Form of Seller Note
Exhibit 3.4	Accounting Methodology
Exhibit 3.5.2	Escrow Agreement
Exhibit 7.11.3	Odenton Lease Agreement

SCHEDULES

Schedule 1	Sellers
Schedule 4.3	Non-Contravention, Consents of Third Parties
Schedule 4.4	Title to Securities
Schedule 4.5	Voting Trusts, etc.
Schedule 4.7	Blocker Stock
Schedule 5.2	Stock Obligations
Schedule 5.3	Financial Statements
Schedule 5.4	Title to Assets
Schedule 5.6	Non-Contravention, Consents of Third Parties
Schedule 5.7	Business Locations and Real Property
Schedule 5.8	Litigation
Schedule 5.9.1	Owned Intangibles
Schedule 5.9.2	Licensed Intangibles
Schedule 5.10	Contracts
Schedule 5.11	Change in Condition
Schedule 5.12	Insurance Policies
Schedule 5.13	Tax Matters
Schedule 5.14	Employee Benefit Plans
Schedule 5.15	Environmental Matters
Schedule 5.16	Labor Relations
Schedule 5.17	Compensation of Officers, Directors, Employees and Consultants
Schedule 5.18	Related Party Transactions
Schedule 5.19	Suppliers
Schedule 5.20	Customers
Schedule 5.22	Governmental Consents
Schedule 5.23	Inventories; Receivables; Payables; Make and Hold
Schedule 5.24	Products
Schedule 5.25	Banks
Schedule 7.2	Operation of Business, Related Matters

ii

ACQUISITION AGREEMENT

This ACQUISITION AGREEMENT (this “Agreement”) is made as of the 18th day of January, 2006, among (i) Nevamar Holdco, LLC, a Delaware limited liability company “Holdco”), (ii) Nevamar Company, LLC (the “Company”), (iii) Nevamar Offshore S Preferred Corp. (“Offshore Preferred Blocker”) Nevamar Offshore Common Corp. (“Offshore Common Blocker” and together with Offshore Preferred Blocker, the “Offshore Blockers”), Nevamar TE S Preferred Corp. (“TE Preferred Blocker”) and Nevamar TE Common Corp. (“TE Common Blocker” and together with TE Preferred Blocker, the “TE Blockers”), (iv) those holders of Units listed on Schedule 1 as holding Class A Units, Class B Units, Class C Units and Class S Preferred Units (the “Taxable Sellers” and, together with the TE Blockers and the Offshore Blockers, the “Members”), (v) the sole stockholders of each of the Offshore Blockers and the TE Blockers listed on Schedule 1 (the “Blocker Sellers” and, together with the Taxable Sellers, the “Sellers”), (vi) Kohlberg Management IV, L.L.C., not in an individual capacity but solely as representative for the Sellers as provided herein (the “Sellers’ Representative”), and (vii) Panolam Industries International, Inc., a Delaware corporation (the “Buyer”).

RECITALS

A.                            Each of the Members, respectively, owns the number of limited liability company interests in Holdco (the “Units”) set forth opposite such Member’s name on Schedule 1 hereto, which, together, constitute all of the outstanding Units in Holdco.

B.                              The Blocker Sellers own all of the outstanding Capital Stock of the TE Blockers and the Offshore Blockers (the “Blocker Stock”).

C.                              Each Taxable Seller desires to sell and transfer all of the Units owned by such Taxable Seller to the Buyer, each Blocker Seller desires to sell and transfer all of the Blocker Stock owned by such Blocker Seller to the Buyer, and the Buyer desires to acquire all of such Units and Blocker Stock (the “Ownership Interests”), all upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

Therefore, in consideration of the foregoing and the mutual agreements and covenants set forth below, the parties hereto hereby agree as follows:

1.                             DEFINITIONS. For purposes of this Agreement:

1.1.                       Cross Reference Table. The following terms defined elsewhere in this Agreement in the Sections set forth below shall have the respective meaning therein defined:

Term	Definition
“AAA”	Section 3.4.2
“Aconcagua”	Section 10.2.5

“Agreement”	Preamble
“Allocation Statement”	Section 3.6.1
“Arbitration Rules”	Section 3.4.2
“Arbitrator”	Section 3.4.2
“Assets”	Section 5.4
“Balance Sheet Time”	Section 3.1.1
“Blocker Sellers”	Preamble
“Blocker Stock”	Recitals
“Blocking Action”	Section 8.4
“Buyer”	Preamble
“Buyer Indemnitees”	Section 10.2
“Buyer Odenton Assets”	Section 7.11.2
“CERCLA”	Section 1.2.28
“Closing”	Section 3.2
“Closing Balance Sheet”	Section 3.4.1
“Closing Date”	Section 3.2
“Closing Date Payment”	Section 3.1
“Closing Working Capital Amount”	Section 3.4.1
“Common Purchase Price”	Section 3.1
“Company”	Preamble
“Company Products”	Section 5.24
“Company Defined Benefit Plan”	Section 5.14.2
“Contracts	Section 5.10
“Enterprise Value”	Section 3.1
“ERISA Affiliate”	Section 5.14.2
“Escrow Agreement”	Section 3.5.2
“Escrow Amount”	Section 3.1
“Estimated Closing Working Capital Amount”	Section 3.1.1
“Financial Statements”	Section 5.3.1.2
“Financing”	Section 6.2
“Financing Commitment”	Section 6.2
“Holdco”	Preamble
“Holdco Incentive Plan”	Section 1.2.54
“Indemnified Party”	Section 10.6
“Indemnifying Party”	Section 10.6
“Inoperable Odenton Assets”	Section 7.11.2
“Installment Payments”	Section 3.1
“Insurance Policies”	Section 5.12
“Interim Financials”	Section 5.3.1.2
“IRS”	Section 5.13.3
“Leases”	Section 5.7.3
“Licensed Intangibles”	Section 5.9.2
“Licenses”	Section 5.9.2
“Make and Hold Inventory”	Section 5.23.4
“Members”	Preamble
“Mutual Termination Date”	Section 12.1.4

“New Odenton Facility Owner”	Section 8.10
“Odenton Lease Agreement”	Section 7.11.3
“Offshore Blockers”	Preamble
“Offshore Common Blocker”	Preamble
“Offshore Preferred Blocker”	Preamble
“Owned Intangibles”	Section 5.9.1
“Ownership Interests”	Recitals
“PCBs”	Section 5.15
“Pension Plan”	Section 1.2.25
“Permits”	Section 5.5
“Pre-Closing Period”	Section 7.7.1
“Product Claims”	Section 5.24
“Purchase Price”	Section 3.6.1
“RCRA”	Section 1.2.28
“Securities Act”	Section 4.8
“Seller Indemnitees”	Section 10.1
“Seller Notes”	Section 3.1
“Sellers’ Representative”	Preamble
“Sellers”	Preamble
“Straddle Period”	Section 7.7.1
“Tax Claim”	Section 7.7.6
“Taxable Sellers”	Preamble
“TE Blockers”	Preamble
“TE Common Blockers”	Preamble
“TE Preferred Blockers”	Preamble
“Third Party Claim”	Section 10.6
“Units”	Recitals
“Welfare Plan”	Section 1.2.25
“Withheld Agreements”	Section 7.5
“Work Plan”	Section 7.12
“Year End Financials”	Section 5.3.1.1

1.2.                  Certain Definitions. The following terms shall have the following meanings:

1.2.1.                  “Aconcagua Earn-out” shall mean all rights of the Company to receive or benefit from each Earn-Out Purchase Price Adjustment as such term is defined in the Asset Purchase Agreement dated as of April 28, 2004 between Aconcagua Timber Corp. and the Company.

1.2.2.                  “Acquired Companies” shall mean Holdco, the Company and each of their Subsidiaries.

1.2.3.                  “Action” shall mean any audit or investigation of which the Acquired Companies have Knowledge, or any judicial or administrative action, suit or proceeding, in either case, brought or conducted by a third-party or any Governmental Authority.

1.2.4.                  “Affiliate” shall mean, as to each Acquired Company (or other specified Person), each Person directly or indirectly controlling or controlled by or under common control with such Acquired Company (or such specified Person). For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or otherwise.

1.2.5.                  “Affiliated Group” means any affiliated group within the meaning of Section 1504 of the Code or any comparable or analogous group under state, local or foreign law.

1.2.6.                  “Aggregate Phantom Unit Payment” shall mean the amount, as determined by Holdco prior to the Closing (and consistent with the terms of the Holdco Incentive Plan and its underlying agreements), necessary to satisfy all obligations of Holdco to the holders of Phantom Units in respect of such Phantom Units.

1.2.7.                  “Allocation Schedule” shall mean a schedule setting forth the portion of the Closing Date Payment payable to each party entitled to payment pursuant to Section 3.1 (iii)(a)-(e) immediately prior to the Closing.

1.2.8.                  “Balance Sheet” shall mean the audited consolidated balance sheet of the Acquired Companies as of December 31, 2004.

1.2.9.                  “Balance Sheet Date” shall mean December 31, 2004.

1.2.10.            “Bank Debt” shall mean all Debt (including all outstanding principal, prepayment premiums or penalties, if any, and accrued interest, fees and expenses related thereto and breakage costs) of the Acquired Companies for borrowed money, including under the Credit Agreement, dated as of December 10, 2003, by and among the Company, General Electric Capital Corporation and the other financial institutions party thereto.

1.2.11.            “Bank Group” shall mean any financial institution or group of financial institutions to which the Acquired Companies are indebted for Bank Debt.

1.2.12.            “Business” shall mean the business of the Acquired Companies as such business is currently conducted; provided, however, it shall not include the ownership or operation of the Installment Assets.

1.2.13.            “Business Day” shall mean any day other than a Saturday or Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

1.2.14.            “By-laws” shall mean the corporate by-laws of a corporation, as from time to time in effect.

1.2.15.            “Capital Stock” shall mean common stock, preferred stock, partnership interests, limited liability company interests or other equity or ownership interests, whether or not entitling the holder thereof to vote with respect to matters involving the issuer thereof.

1.2.16.            “Charter” shall mean the certificate or articles of incorporation, formation or organization or other charter or organizational documents of any Person (other than an individual), each as from time to time in effect.

1.2.17.            “Class S Preferred Units” shall mean the Class S Preferred Units of Holdco.

1.2.18.            “Code” shall mean the federal Internal Revenue Code of 1986, as amended and as in effect as of the date hereof.

1.2.19.            “Common Units” shall mean the Class A Units, Class B Units and Class C Units of Holdco.

1.2.20.            “Compensation” shall mean, as applied to any Person, all salaries, compensation, remuneration or bonuses, and all retirement, vacation, insurance or other benefits pursuant to Employee Plans, paid or provided, directly or indirectly, by the Acquired Companies to such Person or members of the immediate family of such Person.

1.2.21.            “Consignment Equipment” shall mean that particular Giben two pass book saw and its related control booth, transfer conveyors and stacking and unloading equipment located in Stuart, Virginia, which is currently held out for sale on consignment.

1.2.22.            “Contractual Obligation” shall mean, with respect to any Person, any contract, agreement, deed, mortgage, lease, license, indenture, note, bond, loan, insurance policy, sales order, purchase order or other document or instrument (including any document or instrument evidencing any indebtedness but excluding the Charter, By-laws or LLC Agreement of such Person) to which or by which such Person is legally bound.

1.2.23.            “Debt” of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables, liabilities for Make and Hold Inventory, or accruals incurred in the Ordinary Course of Business), (iv) under capital leases, and (v) in the nature of Guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

1.2.24.            “Distribution” shall mean, with respect to the Capital Stock of any Person, (i) the declaration or payment of any dividend on or in respect of any shares or units of any class of such Capital Stock, (ii) the purchase, redemption or other retirement of any shares or units of any class of such Capital Stock, directly, or indirectly through a Subsidiary or otherwise, and (iii) any other distribution on or in respect of any shares or units of any class of such Capital Stock or on or in respect of any stock appreciation or similar right.

1.2.25.            “Employee Plan” shall mean any (i) employee welfare benefit plan within the meaning of Section 3(1) of ERISA (a “Welfare Plan”), (ii) employee pension benefit plan within the meaning of Section 3(2) of ERISA (a “Pension Plan”), (iii) stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan, agreement or arrangement or (iv) other change in control, severance, retention, deferred-compensation, retirement, welfare-benefit, bonus, incentive or material fringe-benefit plan, agreement or arrangement with respect to which any of the Acquired Companies has any liability, contingent or otherwise.

1.2.26.            “Enforceable” shall mean, with respect to any Contractual Obligation, that such Contractual Obligation is the legal, valid and binding obligation of the Person in question, enforceable by or against such Person, as applicable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, other laws affecting creditors’ rights generally or general principles of equity (whether considered in a proceeding at law or in equity).

1.2.27.            “Environmental Costs and Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of a violation of, or any liability or obligation under, any Environmental Law, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including any thereof arising under any Environmental Law, Permit, order or agreement with any Governmental Authority or other Person in each case, which relates to any environmental condition or a Release or threatened Release, and results from the past operations of, or ownership of property by, such Person or any of its Subsidiaries.

1.2.28.            “Environmental Laws” shall mean any foreign, federal, state, local or municipal law, statute, regulation, ordinance or other legal requirement, including common law, license, consent, approval, permit or similar right granted by any Governmental Authority under any of the foregoing, imposing liability or establishing standards of conduct for protection of the environment, natural resources or human health and safety as it relates to environmental protection  or  Hazardous  Materials  (including  the  exposure  thereto),  including  the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 33 U.S.C. § 2601 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., the Oil Pollution Act of 1990, 33 U.S.C § 2701 et seq., and the Occupational Safety and Health Act, 29 U.S.C. §650 et seq. (as it relates to exposure to Hazardous Materials) as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes.

1.2.29.            “ERISA” shall mean the federal Employee Retirement Income Security Act of 1974 or any successor statute, as amended.

1.2.30.            “GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time.

1.2.31.            “Governmental Authority” shall mean any domestic or foreign national, state, multi-state or municipal or other local government or any subdivision, agency, commission or authority or regulatory or administrative agency thereof or any non-governmental domestic or foreign self-regulatory agency, commission or authority or any arbitral tribunal.

1.2.32.            “Governmental Order” shall mean any ruling, award, decision, injunction, judgment, order, decree or subpoena entered, issued or made by any Governmental Authority.

1.2.33.            “Guarantee” shall mean (i) any guarantee of the payment or performance of any indebtedness or other obligation of any other Person, (ii) any other arrangement whereby credit is extended to one obligor on the basis of any Contractual Obligation of another Person (A) to pay the indebtedness of such obligor, (B) to purchase any obligation owed by such obligor, (C) to purchase or lease assets (other than inventory in the Ordinary Course of Business) under circumstances that would enable such obligor to discharge one or more of its obligations, or (D) to maintain the capital, working capital, solvency or general financial condition of such obligor, and (iii) any liability as a general partner of a partnership or as a venturer in a joint venture in respect of indebtedness or other obligations of such partnership or venture.

1.2.34.            “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

1.2.35.            “Hampton Facility” shall mean that certain facility located at One Nevamar Place, Hampton, South Carolina 29924.

1.2.36.            “Hazardous Materials” means any material, substance or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, or polychlorinated biphenyls, or asbestos or asbestos-containing materials.

1.2.37.            “Installment Assets” shall mean the Kansas Note, the Consignment Equipment, the Marsh Settlement and the Aconcagua Earn-out.

1.2.38.            “Intangible” shall mean any (i) patent and publicly available patent application, including all continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, (ii) tradename, trademark, service mark, brand name, trade dress right, corporate name, trade style, logo and other source or business identifier, together with the goodwill associated with any of the foregoing, (iii) Internet domain name, (iv) copyright, works of authorship and moral right and all registrations, reversions, extensions and renewals thereof, and (v) trade secret and proprietary customer list.

1.2.39.            “Kansas Note” shall mean the promissory note in the initial principal amount of $365,000 issued to the Company by Pluswood Distributors of Kansas, Inc.

1.2.40.            “Knowledge” shall mean, with respect to a Person, the knowledge of the specified Person, after due inquiry. In the case of the Knowledge of the Acquired Companies,

“Knowledge” shall mean the knowledge, after due inquiry, of each of James Tees, Pat Peyton, Kathy Clark, Robert Stevenson, Lance Rooney, Bob Buck, Jonathan Daley and Dick Schneider.

1.2.41.            “Legal Requirement” shall mean any federal, state, local, municipal, or foreign constitution, treaty, statute, law, ordinance, code, rule or regulation, or any Governmental Order, or any license, franchise, consent, approval, permit or similar right granted by any Governmental Authority under any of the foregoing.

1.2.42.            “Lien” shall mean any mortgage, pledge, lien, security interest, option, adverse charge, attachment or other similar encumbrance; provided, however, that the term “Lien” shall not include (i) statutory liens for Taxes to the extent that the payment thereof is not in arrears or otherwise due or contested in good faith in appropriate proceedings provided reserves have been established therefor on the Financial Statements in accordance with GAAP, (ii) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the use of real property if the same do not materially impair the continued use of such property in the Business in the manner in which it is currently used, (iii) liens to secure landlords, lessors or renters under leases or rental agreements, (iv) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security regulations, (v) liens in favor of carriers, warehousemen, mechanics and materialmen arising in the Ordinary Course of Business.

1.2.43.            “LLC Agreement” shall mean the limited liability company agreement of any limited liability company, as from time to time in effect.

1.2.44.            “Loss” shall mean any and all losses, damages, deficiencies, awards, assessments, judgments, fines, penalties, costs and expenses; provided, however, that the amount of any such Losses for the purposes of indemnification hereunder shall be determined net of any amounts recovered by the Indemnitee under insurance policies with respect to such Loss (net of any expenses or Taxes with respect to such insurance recoveries) and any Tax Benefit actually realized by the Indemnitee, arising from the incurrence or payment of such Loss; provided further, that the amount of any such Loss shall be increased for any Tax Detriment actually realized by the Indemnitee, arising from the incurrence or payment of such Loss.

1.2.45.            “Marsh Settlement” shall mean any amount actually recovered by the Acquired Companies from Marsh & McLennan Companies, Inc. or its Affiliates in respect of the settlement agreement between Marsh & McLennan Companies, Inc., the Attorney General of the State of New York and the Superintendent of Insurance of the State of New York.

1.2.46.            “Material Adverse Effect” shall mean any change, effect or circumstance that is materially adverse to the Business, assets, financial condition, or results of operations of the Acquired Companies, taken as a whole, or that materially and adversely affects the ability of the Sellers to perform their obligations under this Agreement and consummate the transactions contemplated hereby; provided, however, that the term “Material Adverse Effect” shall not include the  impact of (i)  changes in laws or interpretations thereof by courts or any Governmental Authority, (ii) changes in GAAP, (iii) actions or omissions of one or more Sellers or the Acquired Companies taken with the consent of the Buyer in contemplation of the transactions contemplated hereby, (iv) general economic conditions and events or conditions generally affecting the decorative laminates, special laminates and thermofused melamine panel industries, so long as such conditions and events do not disproportionately affect the Acquired Companies (in comparison to the industry in general), or (v) this Agreement or the announcement hereof.

1.2.47.            “Net Proceeds” shall mean the difference, which shall not be less than zero, between (i) the sum of the total amount of cash received in respect of any Installment Asset, and (ii) all reasonable costs incurred by the Buyer, the Purchased Entities or any of their Affiliates or any of their successors or assigns to dispose of such Installment Asset and the Taxes, if any, incurred by Buyer, the Purchased Entities or any of their Affiliates or any of their successors or assigns as a result of the sale of an Installment Asset.

1.2.48.            “Odenton Asset Schedule” shall mean a schedule, prepared by the Buyer pursuant to Section 7.11, which sets forth a complete list of the Odenton Assets and the treatment of such assets following the Closing.

1.2.49.            “Odenton Assets” shall mean the equipment and other assets of the Company located at the Odenton Facility as of the date hereof.

1.2.50.            “Odenton Facility” shall mean the real property, buildings, improvements and fixtures at the Company’s manufacturing facility located at 8339 Telegraph Road, Odenton, Maryland 21113, but specifically excluding the equipment and other assets of the Company located at such facility.

1.2.51.            “Ordinary Course of Business” shall mean the ordinary course of the Business, consistent with past practices.

1.2.52.            “Percentage” shall mean, (i) as to each Taxable Seller (calculated as of the Closing Date), a percentage equal to (A) the number of Common Units owned by such Seller divided by (B) the total number of Common Units and (ii) as to each Blocker Seller (calculated as of the Closing Date), a percentage equal to (A) the number of Common Units owned by the Offshore Blockers or the TE Blockers, as applicable, divided by (B) the total number of Common Units.

1.2.53.            “Person” shall mean any individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization, labor union or other entity other than any Governmental Authority.

1.2.54.            “Phantom Units” shall mean the Phantom Units issued by Holdco under the Holdco Executive Unit Incentive Plan (the “Holdco Incentive Plan”).

1.2.55.            “Price Per Common Unit” shall mean (i) the portion of the Closing Date Payment remaining after giving effect to the payments made by the Buyer pursuant to Sections 3.1(i), 3.1(ii) and 3.1(iii)(a)-(d) divided by (ii) the number of Common Units outstanding as of the Closing Date.

1.2.56.            “Price Per Preferred S Unit” shall mean an amount equal to the Preferred Unit Preference Amount (as defined in the Holdco LLC Agreement).

1.2.57.            “Purchased Entities” means the TE Blockers, the Offshore Blockers and the Acquired Companies.

1.2.58.            “Release” means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration.

1.2.59.            “Subsidiary” shall mean any Person of which Holdco or the Company (or other specified Person) owns directly or indirectly, through a Subsidiary, a nominee arrangement or otherwise, at least a majority of the outstanding Capital Stock entitled to vote generally or otherwise has the power to elect a majority of the board of directors or similar governing body or act as the general partner or manager or has the legal power to direct the business or policies of such Person.

1.2.60.            “Tax” shall mean (i) any federal, state, local or foreign income, gross receipts, franchise, withholding, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, ad valorem, excise, severance, stamp, occupation, premium, windfall profit, custom, duty, real property, personal property, capital stock, social security, employment, unemployment, disability, payroll, license, employee or other tax, including all interest, fines, penalties and additions with respect to any of the foregoing, and (ii) any liability in respect of any items described in clause (i) payable by reason of contract, assumption, transferee liability, operation of law, Treas. Reg. Section 1502-6(a) (or any predecessor or successor thereof) or any analogous or similar provision of state, local or foreign law, or otherwise.

1.2.61.            “Tax Benefit” shall mean any refund, credit or reduction in Tax realized or to be realized by any Person.

1.2.62.            “Tax Detriment” shall mean any increase in Tax (including, without limitation, any reduction in refund, credit or deduction) realized or to be realized by a Person.

1.2.63.            “Tax Return” shall mean any federal, state, local and foreign return, report, statement or form relating to any Tax and any claim for refund of Tax, and any declaration of estimated Tax, and any schedule or attachment to any of the foregoing or amendment thereto, including, where permitted or required, any consolidated, combined or unitary returns for any group of entities.

1.2.64.            “Transaction Expenses” shall mean all unpaid fees and expenses incurred by the Purchased Entities or the Blocker Sellers (at or prior to the Closing) in connection with the preparation of the Purchased Entities for sale and the negotiation and preparation of this Agreement, related agreements and the transactions contemplated hereby and thereby, including the fees and expenses of Kohlberg Management IV, L.L.C., Ropes & Gray LLP, Wilmer Cutler Pickering Hale and Dorr LLP and PricewaterhouseCoopers LLP and any amounts payable pursuant to any retention, success bonus or similar agreements as a result of the consummation of this Agreement and the transactions contemplated hereby (including, without limitation, those retention, success bonus or similar agreements listed on Schedule 5.10). In no event shall Transaction Expenses include payments under any severance agreements, which shall be the sole responsibility of the Buyer.

1.2.65.            “WARN” shall mean the federal Worker Adjustment and Retraining Notification Act or any substantially similar state statute (or any successor statutes thereof).

1.2.66.            “Working Capital” shall mean the amount equal to (i) current assets of the Acquired Companies including cash minus (ii) current liabilities of the Acquired Companies less current maturity of long-term debt and less any Transaction Expenses or other liabilities to be paid pursuant to Section 3.1 that constitute current liabilities, calculated in accordance with GAAP, using the same policies, principles and methodology used in connection with the preparation of the Financial Statements and in accordance with the methodology set forth in Exhibit 3.4 attached hereto. To the extent of any inconsistency between the methodology described on Exhibit 3.4 and that used in the preparation of the Financial Statements, the terms of Exhibit 3.4 will govern.

1.3.                  Certain Matters of Construction. In addition to the definitions referred to or set forth in this Section 1:

1.3.1.                  The words “hereof”, “herein”, “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof.

1.3.2.                  The words “party” and “parties” shall refer to the Sellers, Holdco, the Company, the TE Blockers, the Offshore Blockers and the Buyer.

1.3.3.                  Definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender.

1.3.4.                  Accounting terms used herein and not otherwise defined herein are used herein as defined by GAAP in effect as of the date hereof, consistently applied.

1.3.5.                  The word “including” shall mean including without limitation.

2.                             ACQUISITION.

Upon the terms and subject to the conditions contained herein, on the Closing Date, (i) each of the Taxable Sellers severally will sell, transfer and deliver to the Buyer, free and clear of any Liens, the number of each class of Units set forth opposite such Taxable Seller’s name on Schedule 1, (ii) each Blocker Seller will sell, transfer and deliver to the Buyer, free and clear of any Liens, all of the Capital Stock of the TE Blockers and the Offshore Blockers, respectively, owned by such Blocker Seller, and (iii) the Buyer will pay the Enterprise Value (excluding any payment relating to the Installment Assets) as set forth herein and purchase and acquire from each Seller such Ownership Interests.

3.                          PAYMENT AND CLOSING.

3.1.                       Enterprise Value. The aggregate amount to be paid by the Buyer in respect of the Ownership Interests shall be $80,000,000, as adjusted pursuant to Section 3.1.1, which amount shall be paid at the closing (the “Closing Date Payment”), plus the amounts to be paid to the Sellers in respect of the Installment Assets as determined in accordance with Section 3.1.2 (the “Installment Payments,” together with the Closing Date Payment, and as further adjusted pursuant to Section 3.5, the “Enterprise Value”). At the Closing, the Buyer shall pay the Closing Date Payment in the form of:

(i)                       $5,000,000 in initial aggregate principal amount of junior subordinated notes of the Buyer in the form attached hereto as Exhibit 3.1 (the “Seller Notes”) issued to the Sellers to be used to indemnify the Buyer, with any remainder to be paid to the Sellers in accordance with their respective Percentages upon the maturity of the Seller Notes;

(ii)                    $1,000,000 (the “Escrow Amount”) to be held in escrow to satisfy any adjustment to the Closing Date Payment pursuant to Section 3.5; and

(iii)                 pursuant to the Allocation Schedule that shall have been provided to the Buyer not less than five (5) Business Days prior to the Closing Date, the remainder of the Closing Date Payment by wire transfer of immediately available funds:

a.                          to such account or accounts as specified by each Bank Group in its pay-off letter with respect to the Bank Debt as contemplated by Section 8.9, an amount sufficient to prepay in full the Company’s outstanding Bank Debt;

b.                         to such account or accounts as the Company specifies, an amount sufficient to pay the Transaction Expenses;

c.                          to such account or accounts of the holders of Phantom Units as the Company specifies, an amount sufficient to pay the Aggregate Phantom Unit Payment;

d.                         to such account or accounts as each Seller (or the Sellers’ Representative) specifies, an amount equal to (1) the Price Per Preferred S Unit multiplied by (2) the number of Class S Preferred Units owned by such Seller (or, in the case of a Blocker Seller, the number of Class S Preferred Units owned by the TE Blockers and the Offshore Blockers, respectively) immediately prior to the Closing; and

e.                          to such account or accounts specified on the Allocation Schedule, an amount equal to (1) the Price Per Common Unit multiplied by (2) the number of Common Units owned by such Seller (or, in the case of a Blocker Seller, the number of Common Units owned by the TE Blockers and the Offshore Blockers, respectively) immediately prior to the Closing (the amount paid pursuant to this subsection (E) is referred to herein as the “Common Purchase Price” and shall be subject to further adjustment after the Closing in accordance with Section 3.5 below).

3.1.1.                  Working Capital Adjustment. Not less than five (5) Business Days prior to the Closing Date, the Sellers’ Representative, on behalf of the Sellers, will prepare a good faith estimate (the “Estimated Closing Working Capital Amount”) of the Working Capital of the Acquired Companies as of 11:59 p.m. on the Business Day immediately preceding the Closing (the “Balance Sheet Time”), determined in accordance with Section 3.4.1, as if it were the actual Closing Working Capital Amount but based on the Sellers’ Representative’s review of financial information then reasonably available to the Sellers’ Representative and inquiries of personnel responsible for the preparation of the financial information of the Company in the ordinary course. Buyer will have an opportunity to review and challenge any aspect of the Estimated Closing Working Capital Amount prior to the Closing Date. The Closing Date Payment will be reduced or increased, as the case may be, by the amount by which the Estimated Closing Working Capital Amount is less than or more than $31,851,000.

3.1.2.                  Installment Assets Adjustment. Until the third anniversary of the Closing Date, whenever the Buyer, any of the Acquired Companies or any of their successors or assigns sells, disposes of or otherwise receives any payment or other consideration in respect of any of the Installment Assets, then the Buyer, the Acquired Companies or their successors or assigns, as the case may be, shall promptly, and in any event within three (3) Business Days, turn over and pay to the Sellers, in accordance with their respective Percentages, all of the Net Proceeds from such sale, disposition or payment.

3.2.                  Time and Place of Closing. The consummation of the transactions described above (the “Closing”) shall take place at the offices of Ropes & Gray LLP in Boston, Massachusetts, at 10:00 a.m. (local time) on February 28, 2006 or, if all conditions precedent to Closing set forth in Sections 8 and 9 hereof shall not have been satisfied at such date, two (2) Business Days after the satisfaction or waiver of all conditions precedent to Closing intended to be satisfied prior to Closing (the day on which the Closing takes place being referred to herein as the “Closing Date”).

3.3.                  Delivery. At the Closing: (i) each of the Taxable Sellers shall deliver to the Buyer any certificate or certificates evidencing all of the Units owned by such Seller, together with a duly executed transfer power; (ii) each of the Blocker Sellers shall deliver to the Buyer the certificate or certificates evidencing all of the Capital Stock of the TE Blockers and the Offshore Blockers, respectively, together with a duly executed stock power; and (iii) each party will deliver to the other such certificates and other documents as are contemplated hereby.

3.4.                  Post-Closing Adjustment Mechanics.

3.4.1.                  As soon as practicable (and in no event later than sixty (60) days after the Closing), the Buyer shall prepare or cause to be prepared (a) a consolidated balance sheet of the Acquired Companies as of the Balance Sheet Time (the “Closing Balance Sheet”) and (b) a statement of the Working Capital of the Acquired Companies reflected on the Closing Balance Sheet (the “Closing Working Capital Amount”). The Closing Balance Sheet and the Closing Working Capital Amount will be prepared and determined in accordance with GAAP, using the same policies, principles and methodology used in connection with the preparation of the Financial Statements and in accordance with the methodology set forth in Exhibit 3.4 attached hereto. To the extent of any inconsistency between the methodology described on Exhibit 3.4 and that used in the preparation of the Financial Statements, the terms of Exhibit 3.4 will govern. Following such preparation, the Buyer shall deliver the Closing Balance Sheet and Closing Working Capital Amount to the Sellers’ Representative for review by the Sellers’ Representative; provided, however, that such delivery shall in no event be later than sixty (60) days after the Closing. In connection with the preparation and review of the Closing Balance Sheet and the Closing Working Capital Amount, the Buyer and the Sellers shall each provide the other party and their representatives with reasonable access to the personnel, books, records, documents and other information of the Acquired Companies. For thirty (30) days from the date of delivery of the Closing Balance Sheet and Closing Working Capital Amount, Buyer and Sellers’ Representative shall work in good faith to agree on the Closing Balance Sheet and the Closing Working Capital Amount.

3.4.2.                  If the Buyer and the Sellers’ Representative cannot agree on the final Closing Balance Sheet and the Closing Working Capital Amount within thirty (30) days from the date of delivery of the Closing Balance Sheet and Closing Working Capital Amount, the parties shall submit their final calculations of the items in dispute to an arbitrator (the “Arbitrator”) who shall be an independent certified public accountant (with significant public accounting experience, including in the context of business combinations) and be appointed by agreement of the Buyer and the Sellers’ Representative or, failing such agreement, by the American Arbitration Association (the “AAA”) in accordance with the Commercial Arbitration Rules (the “Arbitration Rules”) of the AAA. The Arbitrator shall review such final calculations and make a selection as to which of the final calculations presented to it is, by dollar value in the aggregate, more accurate. The decision of the Arbitrator shall be made in accordance with the Arbitration Rules and in accordance with the terms of this Agreement, including the procedures set forth on Exhibit 3.4. The decision of the Arbitrator shall be made within thirty (30) days after being engaged, or as soon thereafter as reasonably practicable, and shall be final and binding on the parties. The costs and expenses of the Arbitrator shall be paid by the party whose proposed calculation is not selected by the Arbitrator. The Buyer and the Sellers shall make available to the Arbitrator all relevant books and records relating to the calculations submitted and all other information reasonably requested by the Arbitrator.

3.5.                  Adjustments to the Enterprise Value. Upon the final determination of the Closing Working Capital Amount, the Enterprise Value will be adjusted as follows:

3.5.1.                  If the Closing Working Capital Amount exceeds the Estimated Closing Working Capital Amount, then the Enterprise Value will be increased by, and the Buyer will pay each Seller its applicable Percentage of, the amount of such difference, provided that in no event shall the Enterprise Value be increased by more than $1,000,000 as a result of any such difference.

3.5.2.                  If the Closing Working Capital Amount is less than the Estimated Closing Working Capital Amount, then the Enterprise Value will be decreased by the amount of such difference, provided that in no event shall the Enterprise Value be decreased by more than $1,000,000 as a result of any such difference. Each Seller shall be severally liable for its respective Percentage of any amounts owed pursuant to this Section 3.5.2, and such amount shall be paid to the Buyer from the Escrow Amount by the Sellers’ Representative on behalf of the Sellers. The Escrow Amount shall be held and distributed pursuant to the terms of the Escrow

Agreement in substantially the form attached hereto as Exhibit 3.5.2 (the “Escrow Agreement”), but shall terminate no later than five days after the final determination of the Closing Working Capital Amount.

Any payment in respect of the adjustment required to be made pursuant to this Section 3.5 will be made by the Buyer, by the Sellers or by the Sellers’ Representative on behalf of the Sellers, as applicable, in cash by wire transfer of immediately available funds to an account or accounts specified by the Buyer or the Sellers, as applicable, in writing, within five (5) Business Days after the final determination of the Closing Working Capital Amount.

3.6.                  Allocation of Purchase Price.

3.6.1.                  For purposes of determining Buyer’s initial tax basis in the Acquired Companies immediately following the Closing and the gain recognized by Sellers as a result of the transfer of the Acquired Companies to Buyer, the Parties agree that the amount of the Enterprise Value paid to the Sellers under Sections 3.1(iii)(d) and (e) (the “Purchase Price”) shall be allocated 2.86% to the Offshore Blockers, 37.60% to the TE Blockers and 59.54% to the Ownership Interests held by the Taxable Sellers. With respect to the portion of the Purchase Price that is allocable to the Ownership Interests held by the Taxable Sellers, Buyer will provide to the Sellers’ Representative within sixty (60) days after the Closing Date a schedule that sets forth Buyer’s proposed allocation of such amount for tax purposes among Holdco’s and the Company’s assets (the “Allocation Statement”). Within thirty (30) days after the receipt of such Allocation Statement, the Sellers’ Representative will propose to Buyer any changes that it believes should be made to the Allocation Statement (and in the event no such changes are proposed in writing to Buyer within such time period, the Sellers’ Representative will be deemed to have agreed to, and accepted, the Allocation Statement). Sellers’ Representative and Buyer will make a good faith attempt to resolve any differences with respect to the Allocation Statement within fifteen (15) days after Buyer’s receipt of written notice of objection from the Sellers’ Representative. If Buyer and the Sellers’ Representative are unable to resolve their differences with respect to the Allocation Statement within such fifteen (15) day period, then any remaining disputed matters will be conclusively determined by the Arbitrator and Buyer and the Sellers’ Representative shall each be responsible for 50% of the fees paid to the Arbitrator. The decision of the Arbitrator shall be made within thirty (30) days after being engaged, or as soon thereafter as reasonably practicable, and shall be final and binding on the parties.

3.6.2.                  The Parties agree to report the allocation of the total consideration among the Company’s assets in a manner consistent with the Allocation Statement and agree to act in accordance with the Allocation Statement in the preparation and filing of all Tax Returns and in the course of any Tax audit, Tax review or Tax litigation relating thereto; provided, however, that neither Sellers nor Buyer will be obligated to appeal or litigate any challenge to such allocation of the Purchase Price by a Governmental Authority.

3.6.3.                  The Parties will promptly inform one another of any challenge by any Governmental Authority to any allocation made pursuant to this Section 3.6 and agree to consult and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge.

4.                             REPRESENTATIONS AND WARRANTIES OF THE SELLERS. Each Seller, solely as to itself, and, with respect to Section 4.7, the sole stockholders of the TE Blockers and the Offshore Blockers, respectively, severally represents and warrants that:

4.1.                       Organization and Authority. In the case of a Seller that is not an individual, such Seller is an entity duly formed, validly existing and in good standing under the laws of the jurisdiction of its organization. Such Seller has full power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.

4.2.                       Authorization and Enforceability. This Agreement has been duly authorized, executed and delivered by such Seller and, assuming the due authorization, execution and delivery by the other parties hereto, is Enforceable against such Seller.

4.3.                       Non-Contravention, Consents of Third Parties. Except as set forth in Schedule 4.3, the execution and delivery of this Agreement by such Seller and the consummation by such Seller of the Closing hereunder in accordance with the terms and conditions of this Agreement do not and will not conflict with or result in the breach of any of the terms or provisions of, or constitute a default under, any applicable Charter or By-laws of such Seller, any Contractual Obligation to which such Seller is a party or by which such Seller is, or the Ownership Interests to be sold by such Seller hereunder are, bound or any Legal Requirement applicable to such Seller or to the Ownership Interests to be sold by such Seller. Assuming expiration or termination of all applicable waiting periods under the HSR Act, no consent or approval is required to be obtained by such Seller in connection with the execution, delivery and performance of this Agreement by such Seller or the sale of the Ownership Interests to be sold by such Seller as contemplated hereby, except as set forth in Schedule 4.3, and other than any consent where the failure of such Seller to obtain such consent would not adversely affect the Seller’s ability to consummate the Closing hereunder in accordance with the terms and conditions of this Agreement.

4.4.                       Title to Securities. Except as set forth on Schedule 4.4, such Seller is the record and beneficial owner of and has good and valid title to the Ownership Interests set forth opposite such Seller’s name on Schedule 1, free and clear of any Liens.

4.5.                       Voting Trusts, etc. Except for the LLC Agreement of Holdco and except as set forth on Schedule 4.5, there are no voting trusts, shareholder agreements, commitments, undertakings, understandings, proxies or other restrictions to which such Seller is a party which directly or indirectly restrict or limit in any manner, or otherwise relate to, the voting, sale or other disposition of any shares of Capital Stock of the Acquired Companies.

4.6.                       Brokers. Each Seller other than the Bank Member represents that no broker, finder, investment bank or similar agent is entitled to any brokerage or finder’s fee from any of the Purchased Entities or such Seller (other than the Bank Member) in connection with the transactions contemplated by this Agreement based upon agreements or arrangements made by or on behalf of any of the Purchased Entities or such Seller (other than the Bank Member) or their respective Affiliates. The Bank Member represents that no broker, finder, investment bank or similar agent is entitled to any brokerage or finder’s fee from any of the Purchased Entities or the Bank Member in connection with the transactions contemplated by this Agreement based upon agreements or arrangements made by the Bank Member or its Affiliates..

4.7.                  Blocker Seller Matters.

4.7.1.                  Organization of the TE Blockers. The sole stockholder of each of the TE Blockers severally represents and warrants that each TE Blocker (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, (ii) is qualified to do business in every jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, and (iii) has the corporate power and authority to own, operate or lease its properties and to carry on its business in all material respects as currently conducted and to carry out the transactions contemplated by this Agreement.

4.7.2.                  Title to the TE Blockers Stock. The sole stockholder of each of the TE Blockers severally represents and warrants that the entire authorized Capital Stock of each TE Blocker consists of 1,000 shares of common stock, of which 100 shares are issued and outstanding. The shares listed on Schedule 4.7 constitute all of the issued and outstanding shares of each TE Blocker, and such shares are duly authorized, validly issued and are fully paid and non-assessable. Except for the rights of the Buyer under this Agreement and as set forth on Schedule 4.7, there is no unexercised option, warrant, subscription right, conversion right, exchange right or other right of any Person to acquire Capital Stock of the TE Blockers.

4.7.3.                  TE Blockers Assets and Liabilities; Business. The sole stockholder of each of the TE Blockers severally represents and warrants that each TE Blocker has no assets or liabilities other than its Units and liabilities for Taxes resulting therefrom, and has never conducted any business other than owning the Units.

4.7.4.                  Organization of the Offshore Blockers. The sole stockholder of each of the Offshore Blockers severally represents and warrants that each Offshore Blocker (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, (ii) is qualified to do business in every jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, and (iii) has the corporate power and authority to own, operate or lease its properties and to carry on its business in all material respects as currently conducted and to carry out the transactions contemplated by this Agreement.

4.7.5.                  Title to the Offshore Blockers Stock. The sole stockholder of each of the Offshore Blockers severally represents and warrants that the entire authorized Capital Stock of each Offshore Blocker consists of 1,000 shares of common stock, of which 100 shares are issued and outstanding. The shares listed on Schedule 4.7 constitute all of the issued and outstanding shares of each Offshore Blocker, and such shares are duly authorized, validly issued and are fully paid and non-assessable. Except for the rights of the Buyer under this Agreement and as set forth on Schedule 4.7, there is no unexercised option, warrant, subscription right, conversion right, exchange right or other right of any Person to acquire Capital Stock of the Offshore Blockers.

4.7.6.                  Offshore Blockers Assets and Liabilities; Business. The sole stockholder of each of the Offshore Blockers severally represents and warrants that each Offshore Blocker has no assets or liabilities other than its Units and liabilities for Taxes resulting therefrom, and has never conducted any business other than owning the Units.

4.8.                  Purchase for Investment. Each Seller is acquiring its respective Seller Note for investment in its own account and not with a view to the public resale of all or any part thereof in any transaction which would constitute a “distribution” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

4.9.                  Seller Qualifications. Each Seller (i) is able to bear the complete loss of its investment in its Seller Note, (ii) has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of its investment in the Seller Note and (iii) acknowledges that its Seller Note has not been registered under the Securities Act. Each Seller listed as a Kohlberg Member or a Bank Member on Schedule 1 is an “accredited investor” (as defined in Regulation D promulgated under the Securities Act).

5.                             REPRESENTATIONS AND WARRANTIES RELATING TO THE ACQUIRED COMPANIES. The Company and Holdco represent and warrant that except as disclosed on the Disclosure Schedules:

5.1.                  Organization, Power, Standing and Authority. Each of the Acquired Companies is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to execute, deliver and perform this Agreement, to own its property (in the case of the Company), to carry on the Business as currently conducted and to consummate the transactions contemplated hereby. The Acquired Companies have heretofore made available to the Buyer a true and complete copy of each such entity’s (i) Charter and LLC Agreement, (ii) minute books, and (iii) stock ledger (or equivalent document), each of which is accurate and complete through the date hereof. Each of the Acquired Companies is duly qualified or licensed to do business as a foreign corporation, and is in good standing as such, in each jurisdiction where the failure to be so qualified or licensed and in good standing would reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance of this Agreement by the Company and Holdco have been duly authorized by all necessary limited liability company, corporate or other action of the Acquired Companies. This Agreement has been duly executed and delivered by the Company and Holdco and, assuming the due authorization, execution and delivery by the other parties hereto, is the legal, valid and binding obligation of the Company and Holdco, Enforceable against the Company and Holdco in accordance with its terms.

5.2.                  Capitalization and Subsidiaries.

5.2.1.                  As of the date hereof, the total Capital Stock issued and outstanding of the Company (including a list of the record holders of the membership interests of the Company and the number of units held) is set forth on Schedule 1. All of such outstanding Capital Stock of the Company is duly authorized, validly issued, fully paid and nonassessable.

5.2.2.                  As of the date hereof, the total Capital Stock issued and outstanding of Holdco (including a list of the record holders of the membership interests of Holdco and the number of units held) is set forth on Schedule 1. All of such outstanding Capital Stock of Holdco is duly authorized, validly issued, fully paid and nonassessable.

5.2.3.                  Except as set forth on Schedule 5.2, there is no Contractual Obligation or LLC Agreement provision which obligates the Acquired Companies to issue, purchase or redeem, or make any payment in respect of, any Capital Stock or other securities convertible into or exchangeable for Capital Stock or which provides for any membership unit appreciation or similar right or grants any right to share in the equity, income, revenues or cash flow of the Acquired Companies.

5.2.4.                  Except as set forth on Schedule 5.2, there are no voting trusts, shareholder agreements, commitments, undertakings, understandings, proxies or other restrictions to which any Acquired Company is a party which directly or indirectly restrict or limit in any manner, or otherwise relate to, the voting, sale or other disposition of any Capital Stock of any Company.

5.2.5.                  Except as set forth on Schedule 5.2, none of the Acquired Companies has any Subsidiary.

5.3.                  Financial Statements, etc.

5.3.1.                  Financial Information. The Company has heretofore delivered to the Buyer true and complete copies of each of the following:

5.3.1.1.                    The audited consolidated balance sheets of the Acquired Companies as of December 31, 2003 and 2004, and the statements of operations, of members’ equity (deficiency), and of cash flow for the respective fiscal years ended December 31, 2003 and 2004, together with the notes thereto, each accompanied by the audit report of PricewaterhouseCoopers LLP (the “Year End Financials”).

5.3.1.2.                    An unaudited consolidated financial statement of the Acquired Companies, consisting of a consolidated balance sheet as of November 30, 2005, and the related statement of operations for the eleven month period ending on that date (the “Interim Financials” and together with the Year End Financials, the “Financial Statements”).

5.3.2.                  Character of Financial Information. Except as set forth on Schedule 5.3, the Financial Statements (including the notes thereto) were prepared in accordance with GAAP consistently applied throughout the periods specified therein, and present fairly, in all material respects, the financial position and results of operations of the Acquired Companies for the periods specified therein, subject in the case of the Interim Financials to the absence of notes and normal year-end adjustments.

5.3.3.                  No Undisclosed Liabilities. The Company has no indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due) that would have been required by GAAP to be reflected in, reserved against or otherwise described in the Financial Statements or in the notes thereto other than those that were reflected in, reserved against or otherwise described in the Financial Statements or the notes thereto or were incurred after November 30, 2005 in the Ordinary Course of Business.

5.4.                       Title to Assets. The Acquired Companies have good and marketable title to or, in the case of property held under lease or any other Contract, a valid and Enforceable right to use, all of the properties, rights and assets reflected on the Balance Sheet (collectively, the “Assets”), except for Assets which have been sold or otherwise disposed of since the Balance Sheet Date as described under Section 5.11 hereof or in the Ordinary Course of Business. The Assets are not subject to any Lien other than Liens described on Schedule 5.4. To the Knowledge of the Company the tangible Assets are, in all material respects, in good working order, operating condition and state of repair, ordinary wear and tear excepted. Holdco does not hold any assets other than the Capital Stock in the Company.

5.5.                       Licenses, Permits, Compliance with Laws. The Acquired Companies hold all licenses, permits, franchises and other authorizations (the “Permits”) under any Legal Requirement necessary for the conduct of the Business as currently conducted, except Permits, the failure of which to have been obtained has not had and would not reasonably be excepted to have a Material Adverse Effect The operations of the Business as heretofore and currently conducted were not and are not in violation of, nor is any Acquired Company in default or violation under, any Legal Requirement, Charter or LLC Agreement, as applicable except for such violations or defaults as have not had and would not reasonably be expected to have a Material Adverse Effect. The Acquired Companies have not received any written or other notice or been charged with the material violation of any Legal Requirement. To the Knowledge of the Acquired Companies, none of the Acquired Companies are under investigation with respect to the violation of any Legal Requirement and, to the Knowledge of the Acquired Companies, there are no facts or circumstances which could form the basis for any such violation. This Section does not relate to tax matters, employee benefits matters or environmental matters, which are specifically provided for in other Sections of this Agreement.

5.6.                       Non-Contravention, Consents of Third Parties. The execution, delivery and performance of this Agreement by the Acquired Companies and the consummation by the Acquired Companies of the Closing hereunder in accordance with the terms and conditions of this Agreement do not and will not result in or give rise to (i) a breach of or a default or violation under any provision of such entity’s LLC Agreement or Charter or under any Legal Requirement or (ii) except as set forth on Schedule 5.6 or as would not reasonably be expected to have a Material Adverse Effect, (A) a breach or violation under any provision of any Contract of any Acquired Company, (B) the acceleration of the time for performance of any obligation under any such Contract, (C) the imposition of any Lien upon or the forfeiture of any asset of any Acquired Company (including any such asset held under a lease or license) or (D) a requirement that any consent under, or waiver of, any such Contract or LLC Agreement provision be obtained.

5.7.                  Real Property.

5.7.1.                  Schedule 5.7 sets forth a list of the addresses of each location at which any furniture, fixtures, equipment or inventory is located or where any Acquired Company has an office or other place of business.

5.7.2.                  Schedule 5.7 sets forth a list of all the real property owned by the Acquired Companies. In addition:

5.7.2.1.                    each Acquired Company has good and marketable title to all real property owned by it, free and clear of all Liens except as set forth on Schedule 5.7;

5.7.2.2.                    no Acquired Company is in violation of any zoning, building or safety ordinance, regulation or requirement applicable to the operation of the property owned by it; and

5.7.2.3.                    each Acquired Company has received all approvals of governmental authorities (including licenses and permits) required in connection with its operations at the real property owned by it.

5.7.3.                  Schedule 5.7 lists all contracts for the lease or sublease of real property by the Acquired Companies currently in effect (the “Leases”). The Acquired Companies have made available to the Buyer correct and complete copies of the Leases (as amended to date). With respect to each Lease:

5.7.3.1.                    the Lease is Enforceable;

5.7.3.2.                    except as set forth on Schedule 5.7, neither the Acquired Companies nor any other party to the lease or sublease is in material breach or default, and no event has occurred (including the failure to obtain any consent) which, with notice or lapse of time or both, would constitute a material breach or default or permit termination, modification, or acceleration thereunder or impair any right of the Acquired Companies to exercise and obtain the benefit of any options contained in such Lease;

5.7.3.3.                    with respect to each Lease that is a sublease, the representations and warranties set forth in subsections 5.7.3.1 through 5.7.3.2 above are true and correct with respect to the underlying Lease; and

5.7.3.4.                    all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations.

5.7.4.                  Schedule 5.7 sets forth a list of all the real property previously owned by the Acquired Companies since July 1, 2002.

5.8.                  Litigation. Except as set forth on Schedule 5.8, (i) there is no Action pending or threatened in writing against the Acquired Companies or any property or assets of the Acquired Companies and (ii) none of the Acquired Companies are subject to any judgment, decree, writ, injunction or order of any Governmental Authority, nor is an Acquired Company subject to any settlement agreement or stipulation.

5.9.                  Intellectual Property Rights.

5.9.1.                  Owned Intangibles. Schedule 5.9.1 lists all material Intangibles that are owned by the Acquired Companies in connection with the Business (the “Owned Intangibles”). Schedule 5.9.1 further sets forth (i) the record owner of each Owned Intangible, (ii) the jurisdiction in which each Owned Intangible has been issued, registered or in which any such application for such issuance and registration has been filed, and (iii) the registration or application date, as applicable. Except as disclosed on Schedule 5.9.1, (i) the Acquired Companies possess all right, title and interest in and to each Owned Intangible, free and clear of any Lien, (ii) to the Knowledge of the Acquired Companies, the ownership and uses, as the case may be, by the Acquired Companies of any Owned Intangibles do not infringe, misappropriate, or violate any Intangibles of any third party, (iii) the Owned Intangibles are not subject to any outstanding injunction, charge, judgment, order, decree, ruling or stipulation, (iv) no Action is pending or, to the Knowledge of the Acquired Companies, threatened which challenges the legality, validity, enforceability, use or ownership of the Owned Intangibles, (v) there is no license or other Contractual Obligation under which any Acquired Company is a licensor with respect to any Owned Intangible and (vi) to the Knowledge of the Acquired Companies, no activity of any third party infringes upon or is a misappropriation of the rights of the Acquired Companies with respect to any Owned Intangible.

5.9.2.                  Licensed Intangibles. Schedule 5.9.2 lists all material Intangibles not owned by the Acquired Companies which are used in the Business, other than commercially available computer software programs licensed under “shrink wrap” or other comparable standard form licenses (the “Licensed Intangibles”), and lists each license or other Contractual Obligation under which any Licensed Intangible is used by the Acquired Companies (collectively, the “Licenses”). The Acquired Companies have valid rights to use the Licensed Intangibles. Except for such exceptions as have not had and would not reasonably be expected to have a Material Adverse Effect, to the Knowledge of the Acquired Companies, (i) the use by the Acquired Companies of the Licensed Intangibles does not infringe upon or misappropriate any rights of any third party, (ii) each License is legal, valid, binding, Enforceable and in full force and effect, (iii) no party to a License is in breach or default thereof, (iv) the Intangibles underlying each License are not subject to any outstanding injunction, charge, judgment, order, decree, ruling or stipulation and (v) no activity of any third party infringes upon or is a misappropriation of the rights of the Acquired Companies with respect to any of the Licenses.

5.9.3.                  Miscellaneous. The Owned Intangibles and the Licensed Intangibles include all of the Intangibles necessary to enable the Acquired Companies to conduct the Business in the manner in which it is currently being conducted. The Acquired Companies have taken reasonable security measures to protect the secrecy and confidentiality of all trade secrets of the Acquired Companies and any other confidential information, which measures are reasonable in the industry in which the Acquired Companies operate. There are no orders or settlement agreements to which any of the Acquired Companies is a party or by which any Acquired Company is bound that restricts any of the Acquired Companies’ rights to use any

Owned Intangibles or Licensed Intangibles used by the Acquired Companies in the operation of the Business as currently conducted.

5.10.            Contracts, etc. Set forth on Schedule 5.10 hereto is a true and complete list of all of the following Contractual Obligations of the Acquired Companies (collectively, the “Contracts”):

5.10.1.            all Contractual Obligations involving collective bargaining agreements and other labor agreements, all employment or consulting agreements, and all other plans, agreements, arrangements, practices or other Contractual Obligations (other than any Employee Plan) which constitute Compensation or benefits, including post retirement benefits, to any of the officers or employees or former officers or employees of the Acquired Companies, except, in each case, for obligations arising generally in connection with employment-at-will employment relationships;

5.10.2.            all Contractual Obligations under which the Acquired Companies are or may become obligated to pay any brokerage, finder’s or similar fees in connection with, or has incurred any severance pay or special Compensation obligations which would become payable by reason of, this Agreement or consummation of the transactions contemplated hereby;

5.10.3.            all Contractual Obligations to sell or otherwise dispose of any assets other than in the Ordinary Course of Business;

5.10.4.            all Contractual Obligations under which the Acquired Companies will have after the Closing any liability or obligation to any Seller or any Affiliate of any Seller;

5.10.5.            all Contractual Obligations (other than Leases) under which the Acquired Companies have any liability or obligation for any Debt, or which constitute a Guarantee of any liability or obligation of any Person having a value of at least $25,000 in any year or $250,000 in the aggregate;

5.10.6.            all Contractual Obligations under which the Acquired Companies are or may become obligated to pay any amount in respect of deferred or conditional purchase price (other than ordinary trade terms), indemnification obligations, purchase price adjustment or otherwise in connection with any (i) acquisition or disposition of all or substantially all of the assets or securities constituting a line of business of any Person, (ii) merger, consolidation or other business combination, or (iii) series or group of related transactions or events of a type specified in subclauses (i) and (ii);

5.10.7.            all Contractual Obligations for the sale or purchase of finished products or raw materials or the provision of services by or to the Acquired Companies (other than ordinary course purchase orders or sales orders) (i) that involve finished products, raw materials or services having a value of at least $25,000 in any year or $250,000 in the aggregate, (ii) have a term extending more than one year after the Closing Date, or (iii) to which a Governmental Authority is a party;

5.10.8.            all Contractual Obligations having a value of at least $25,000 in any year or $250,000 in the aggregate under which any tangible personal property is held or used by the Acquired Companies;

5.10.9.            all Contractual Obligations having a value of at least $25,000 in any year or $250,000 in the aggregate under which the Acquired Companies are liable as lessor with respect to any tangible personal property;

5.10.10.      all Contractual Obligations under which the Acquired Companies are prohibited or restricted from competing (i) in any business, (ii) in any geographic area and/or (iii) for any current or potential customers anywhere in the world; and

5.10.11.      all Contractual Obligations under which the Acquired Companies have granted an exclusive territory or business relationship.

The Acquired Companies have heretofore made available to the Buyer a true and complete copy of each of the Contracts. Each Contract is Enforceable by the Acquired Companies. No breach or default by the Acquired Companies under any Contract has occurred and is continuing, and no event has occurred which with notice or lapse of time would constitute such a breach or default, other than such breaches and defaults as have not had and would not reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Acquired Companies, except as set forth on Schedule 5.10 hereto, no breach or default by any other Person under any Contract has occurred and is continuing, and no event has occurred which with notice or lapse of time would constitute such a breach or default, other than breaches and defaults which have not had and would not reasonably be expected to have a Material Adverse Effect.

5.11.            Change in Condition. From and after the Balance Sheet Date to and including the date hereof, the Acquired Companies have conducted the Business only in the Ordinary Course of Business and, except as set forth on Schedule 5.11, have maintained their relationships with customers, distributors, suppliers, vendors, employees, agents and others. Without limiting the generality of the foregoing, except as set forth on Schedule 5.11, since the Balance Sheet Date no Acquired Company has:

5.11.1.            (i) entered into any transaction otherwise than on an arms’ length basis and in the Ordinary Course of Business or (ii) entered into any transaction with or made any Distributions or any other payments or transfers of assets to any shareholder or Affiliate of the Acquired Companies other than Compensation paid in the Ordinary Course of Business;

5.11.2.            incurred or otherwise become liable in respect of any Debt (other than Bank Debt), except for borrowings and deferred purchase payments in the Ordinary Course of Business that do not exceed $250,000 in the aggregate;

5.11.3.            created or suffered the imposition of any Lien upon any assets, whether tangible or intangible, of the Acquired Companies;

5.11.4.            (i) sold, leased to others or otherwise disposed of any of its assets other than in the Ordinary Course of Business, (ii) entered into any Contractual Obligation relating to

(A) the purchase of any Capital Stock of or interest in any Person, (B) the purchase of assets constituting a business or (C) any merger, consolidation or other business combination, (iii) canceled or compromised any Debt or claim (other than compromises of accounts receivable in the Ordinary Course of Business), (iv) waived or released any right of material value or (v) instituted, settled or agreed to settle any material Action;

5.11.5.            (i) made any changes in the Compensation of any director, officer, employee, or consultant to, or agent of the Acquired Companies, except for changes in the Ordinary Course of Business, or (ii) paid or agreed to pay any Compensation in connection with the transactions contemplated hereby;

5.11.6.            suffered any material damage, destruction or loss (whether or not covered by insurance) to any of its assets, whether tangible or intangible;

5.11.7.            made any change in its customary methods of accounting or accounting practices, or payment or credit practices, or granted any extensions of credit other than in the Ordinary Course of Business;

5.11.8.            made any change in the Acquired Companies’ cash management, including with respect to payment of Debt, collection of receivables, payment of payables or maintenance of working capital levels;

5.11.9.            instituted or settled any material legal proceeding;

5.11.10.      made any change in accounting or Tax reporting principles, methods or policies;

5.11.11.      made, changed or rescinded any election relating to Taxes or settled or compromised any claim relating to Taxes;

5.11.12.      entered into or agreed to enter into any Contractual Obligation to do any of the things referred to in clauses 5.11.1 through 5.11.11 above; or

5.11.13.      suffered or incurred any Material Adverse Effect, nor any event or events which would reasonably be expected to have a Material Adverse Effect.

5.12.            Insurance. Set forth on Schedule 5.12 is a complete and accurate list of all policies of insurance of any kind or nature covering the Acquired Companies or any of their respective employees, properties or assets including liability (including public liability, products liability and automobile liability), workers’ compensation, property, casualty, directors and officers, errors and omissions and other policies by which the Acquired Companies are currently insured (the “Insurance Policies”), copies of which have been made available to the Buyer. All premiums for such policies have been timely paid, such policies as are listed as being in effect are in full force and effect and there has been no threatened termination or modification of any such policy. The Acquired Companies are not in default under any such policy and no event has occurred which with notice or lapse of time, or both, would permit termination or modification of any such policy. Such list includes the type of policy, form of coverage, policy number and insurer, coverage dates, named insured, limit of liability and deductible.

5.13.            Tax Matters. Except as set forth on Schedule 5.13:

5.13.1.            all income, franchise and all other material Tax Returns that are required to have been filed by or with respect to the Purchased Entities or any Affiliated Group of which any of the Purchased Entities is or was a member have been duly and timely filed, all such Tax Returns are true, correct and complete in all material respects and no written claim has been made by any taxing authority in a jurisdiction where any of the Purchased Entities does not file Tax Returns that the relevant Purchased Entity is or may be subject to taxation by that jurisdiction;

5.13.2.            all Taxes shown as due and payable on any such Tax Return in respect of any of the Purchased Entities and all other income, franchise and all other material amounts of Taxes (whether or not required to be shown on a Tax Return) payable by or with respect to the Purchased Entities or any Affiliated Group of which any of the Purchased Entities is or was a member have been timely paid in full;

5.13.3.            no Tax Return filed by or with respect to any of the Purchased Entities (for a period with respect to which the statute of limitations period has not expired) has been the subject of examination or audit by the Internal Revenue Service (“IRS”) or the appropriate state, local or foreign taxing authority;

5.13.4.            no deficiencies have been asserted in writing or assessments made in writing as a result of any examinations of the Tax Returns filed by or with respect to any of the Purchased Entities by the IRS and/or a state, local or foreign taxing authority;

5.13.5.            there is no action, suit, proceeding, audit, claim, deficiency or assessment pending (or, to the Knowledge of the Sellers or the Purchased Entities, threatened) with respect to any Taxes of any of the Purchased Entities, and there are no Liens on any of the assets of the Purchased Entities that arose in connection with any failure (or alleged failure) to pay any Tax other than for current Taxes not yet due and payable;

5.13.6.            no waivers of statutes of limitations (other than waivers no longer in force) have been given or requested in writing by or with respect to any Taxes of any of the Purchased Entities and no such entity is currently a party to any agreement extending the time with respect to a Tax assessment or deficiency;

5.13.7.            none of the Purchased Entities has any equity interest in another entity (other than the Acquired Companies) that is classified for tax purposes as a corporation or partnership;

5.13.8.            none of the Purchased Entities has (i) ever been a member of any Affiliated Group for any Tax purposes, or (ii) any liability for the Taxes of any Person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

5.13.9.            no Acquired Company that is treated for U.S. federal income tax purposes as a partnership is subject to any restriction or limitation with respect to its ability to make an election under Section 754 of the Code to adjust the basis of its property in the manner provided in Section 743 of the Code;

5.13.10.      each of the Purchased Entities has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate taxing authority all amounts required to be so withheld and paid under all applicable laws;

5.13.11.      none of the Purchased Entities nor any other Person on any of their of their behalf has (i) agreed to, nor are they required to, make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law or has any knowledge that any taxing authority has proposed any such adjustment, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to any of the Purchased Entities, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign law with respect to any of the Purchased Entities, (iii) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, or (iv) granted to any Person any power of attorney that is currently in force with respect to any Tax matter;

5.13.12.      no property owned by any of the Purchased Entities is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(l) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 2001-28, 2001-1 C.B. 1156, (v) subject to Section 168(g)(l)(A) of the Code, or (iv) subject to any provision of state, local or foreign law comparable to any of the preceding provisions;

5.13.13.      none of the Taxable Sellers or owners of any equity interest in the TE Blockers is a foreign person within the meaning of Section 1445 of the Code and none of the Offshore Blockers is, nor will any of them be at any time during the five-year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code;

5.13.14.      none of the Purchased Entities is subject to any private letter ruling of the IRS or comparable rulings of any taxing authority;

5.13.15.      none of the Purchased Entities is a party to any contract, agreement, plan or arrangement covering any Person that, individually or collectively, would give rise to the payment of any “excess parachute payment” within the meaning of Section 280G of the Code;

5.13.16.      none of the Purchased Entities has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(l)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of

Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; and

5.13.17.      Each of Holdco, the Company and each of their Subsidiaries is, and always has been since its formation, treated as a partnership or a disregarded entity for U.S. federal income tax purposes.

5.14.            Employee Benefit Plans.

5.14.1.            Disclosure. Set forth on Schedule 5.14 is a list of all material Employee Plans. With respect to each material Employee Plan, the Acquired Companies have made available to the Buyer true and complete copies of each of the following: (i) where the Employee Plan has been reduced to writing, the Employee Plan document together with all amendments; (ii) where the Employee Plan has not been reduced to writing, a written summary of all material Employee Plan terms; (iii) where applicable, any trust agreements, custodial agreements, insurance policies, administration agreements and similar agreements, and investment management or investment advisory agreements; (iv) any summary plan descriptions, employee handbooks or similar employee communications; (v) in the case of any Employee Plan that is intended to be qualified under Section 401 (a) of the Code, the most recent determination letter, if any, from the IRS and a copy of any request for such a determination; (vi) in the case of any funding arrangement intended to qualify as a VEBA under Section 501(c)(9) of the Code, the IRS letter determining that it so qualifies; (vii) in the case of any Employee Plan for which Forms 5500 are required to be filed, the two most recently filed Forms 5500, with schedules attached; and (viii) where applicable, the two most recent actuarial reports.

5.14.2.            No Defined Benefit Pension and Multiemployer Plans. Except as set forth on Schedule 5.14.2, none of the Acquired Companies nor any corporation, trust, partnership or other entity that is or has been considered as a single employer with the Acquired Companies under Section 4001(b)(l) of ERISA or Sections 414(b), (c), (m) or (o) of the Code within the past six (6) years (each an “ERISA Affiliate”) has ever maintained or been required to contribute to any Pension Plan subject to Title IV of ERISA (each such plan a “Company Defined Benefit Plan”). None of the Acquired Companies or any ERISA Affiliate has any obligation or liability, contingent or otherwise, with respect to any “multiemployer plan” with the meaning of Section 3(37) of ERISA.

5.14.3.            Defined Benefit Pension Plan Status. Except as set forth on Schedule 5.14, with respect to each Company Defined Benefit Plan, no accumulated funding deficiencies exist in any of the Company Defined Benefit Plans subject to Title IV of ERISA or Section 412 of the Code.

5.14.4.            Employee Plan Qualification; Employee Plan Administration; Certain Taxes and Penalties. Except as set forth on Schedule 5.14, (i) each Employee Plan that is intended to be qualified under Section 401 (a) of the Code has received a favorable determination letter from the IRS as to its qualification, and, to the Knowledge of the Acquired Companies nothing has occurred or failed to occur that is reasonably expected to result in the revocation of such letter, (ii) each Employee Plan, including any associated trust or fund, has been administered in material compliance with its terms and applicable Legal Requirements, and (iii)

to the Knowledge of the Acquired Companies nothing has occurred with respect to any Employee Plan that could reasonably subject the Acquired Companies to a material liability under Section 409 or Section 502 of ERISA or Chapter 43 of Subtitle D or section 6652 of the Code. Each participant directed Employee Plan that is a Pension Plan, if any, is intended to constitute an “ERISA Section 404(c) Plan” within the meaning of Department of Labor Regulation Section 1.404(c) 1.

5.14.5.            All Contributions and Claims and Premiums Paid. Except as set forth in Schedule 5.14, (i) all required contributions, assessments and premium payments required to be made by the Acquired Companies on account of each Employee Plan have been made and (ii) there are no existing (or, to the Knowledge of the Acquired Companies, threatened) lawsuits, claims or other controversies relating to an Employee Plan, other than routine claims for information or benefits in the normal course.

5.14.6.            Retiree Benefits; Certain Welfare Plans. Other than as required under Section 601 et seq. of ERISA, no Employee Plan that is a Welfare Plan provides benefits or coverage following retirement or other termination of employment. Each welfare benefit trust or fund that constitutes or is associated with an Employee Plan and that is intended to be exempt from federal income tax under Section 501(c)(9) of the Code is so exempt.

5.14.7.            Change in Control. Except as set forth in Schedule 5.14, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment by the Acquired Companies becoming due to any current or former director, officer, employee, consultant or agent of any of the Acquired Companies, (ii) increase any benefits to any current or former director, officer, employee, consultant or agent of any of the Acquired Companies otherwise payable under any Employee Plan or Contract, (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Employee Plan or Contract, or (iv) require any contributions or payments to fund any obligations under any Employee Plan.

5.14.8.            Employee Classification. Any individual who performs services for any of the Acquired Companies (other than through a contract with an organization other than such individual) and who is not treated as an employee of any of the Acquired Companies for federal income tax purposes by any of the Acquired Companies is not an employee for such purposes.

5.15.            Environmental Matters. Each of the Acquired Companies is and has been in compliance with all Environmental Laws, which compliance includes obtaining and maintaining all Permits required by Environmental Laws, except for non-compliance that would not reasonable by expected to result in the Acquired Companies incurring Environmental Costs and Liabilities after the Closing in excess of $50,000 individually or $250,000 in the aggregate. There is no Action pending or, to the Knowledge of the Acquired Companies, threatened, against the Acquired Companies in respect of (i) noncompliance by any such entity with any Environmental Law or (ii) release into the environment of any Hazardous Material, at, under or from any property presently or formerly owned, occupied or operated by any such entity, including any property to which such entity arranged for the disposal or treatment of Hazardous Materials. Except as set forth on Schedule 5.15, there has been no Release or threatened Release of Hazardous Materials at, on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Acquired Companies, other than such Releases or threatened Releases that have not had and would not reasonably be expected to result in the Acquired Companies incurring Environmental Costs and Liabilities after the Closing in excess of $50,000 individually or $250,000 in the aggregate. Except as set forth on Schedule 5.15, no Hazardous Materials generated by the Acquired Companies have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority in the United States, except where the inclusion would not reasonably be expected to result in the Acquired Companies incurring Environmental Costs and Liabilities after the Closing in excess of $50,000 individually or $250,000 in the aggregate. Except as set forth on Schedule 5.15, there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Acquired Companies, except for the storage of Hazardous Material in quantities that are used by the Acquired Companies in the Ordinary Course of Business and then in compliance with applicable Environmental Laws, and except, in each case, as would not reasonably be expected to result in the Acquired Companies incurring Environmental Costs and Liabilities after the Closing in excess of $50,000 individually or $250,000 in the aggregate. Except as set forth on Schedule 5.15, the Company is not a treatment, storage or disposal facility requiring a permit under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the regulations there under or any state analog. Except as set forth on Schedule 5.15, no Acquired Company has entered into any outstanding agreement requiring it to undertake any investigation or remediation of environmental conditions at any real property owned, leased or operated by any Acquired Companies. Except as disclosed on Schedule 5.15, to the Knowledge of the Acquired Companies, which Knowledge shall include that of any person having authority over environmental, health and safety matters, no facts, circumstances or conditions exist with respect to the Acquired Companies or any property currently or formerly owned, operated or leased by the Acquired Companies or any property to which the Acquired Companies arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Acquired Companies incurring unbudgeted Environmental Costs and Liabilities after the Closing in excess of $50,000 individually or $250,000 in the aggregate. None of the Acquired Companies or any predecessor for which an Acquired Company would be liable has manufactured or otherwise placed into commerce any product containing asbestos. The Sellers have provided to the Purchaser copies of any and all material environmental assessments, audits, inspections, documents or reports or relating to any property currently or formerly owned, operated, leased or occupied by any of the Acquired Companies or to any Environmental Costs and Liabilities of the Acquired Companies to the extent such is in the possession, custody or control of Sellers or any Acquired Companies.

5.16.            Labor Relations. Except as set forth on Schedule 5.16, none of the employees of the Acquired Companies is represented by a labor union, no petition has been filed, nor has any proceeding been instituted by any employee or group of employees with any labor relations board or commission seeking recognition of a collective bargaining representative. Except as set forth on Schedule 5.16, (i) there is no organizational effort currently being made or, to the Knowledge of the Acquired Companies, threatened by or on behalf of any labor union to organize any employees of the Acquired Companies, and (ii) no demand for recognition of any employees of the Acquired Companies has been made by or on behalf of any labor organization. There is no pending or, to the Knowledge of the Acquired Companies, threatened employee strike, work stoppage or material labor dispute with respect to any employees of the Acquired Companies. There have been no mass layoffs or plant closings with respect to the Acquired Companies within the six months prior to the Closing Date. Each Acquired Company is in material compliance with all Legal Requirements relating to the employment of labor, including all such Legal Requirements relating to wages, hours, WARN, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax. There has been no “mass” layoff or “plant closing” (as defined by WARN) with respect to any of the Acquired Companies since January 1, 2005.

5.17.            Officers. Managers and Employees. Schedule 5.17 sets forth: (i) the name, title and total Compensation of each officer of each Acquired Company; and (ii) the name, title and total Compensation of each other current employee, consultant, agent or other representative of the Acquired Companies whose total salary and bonuses for the calendar year 2004 exceeded or whose current or committed annual salary and bonuses (including commissions) equals or exceeds $100,000.

5.18.            Related Party Transactions. Except as set forth on Schedule 5.18, neither the Sellers nor any of their respective Affiliates has borrowed any money from or has outstanding any indebtedness or other similar obligations to any of the Acquired Companies. Except as set forth on Schedule 5.18, neither the Sellers, the Acquired Companies, any Affiliate of the Acquired Companies or the Sellers nor any officer or employee of any of them (i) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (A) a competitor, supplier, customer, landlord, tenant, creditor or debtor of any of the Acquired Companies or (B) a participant in any transaction other than in the Ordinary Course of Business to which any of the Acquired Companies is a party or (ii) is a party to any Contract with any Purchased Entity.

5.19.            Suppliers. Except as set forth on Schedule 5.19, since the Balance Sheet Date no significant vendor (or group of vendors which in the aggregate is significant) of the Business has given the Acquired Companies notice or, to the Knowledge of the Acquired Companies, has taken any other action which has given the Acquired Companies any substantial reason to believe that such vendor (or group of vendors) will cease to supply or adversely change its price or terms to any Acquired Company of any products or services, which such cessation or changes would reasonably be expected to have a Material Adverse Effect.

5.20.            Customers. Except as set forth on Schedule 5.20, since the Balance Sheet Date no significant customer (or group of customers which in the aggregate is significant) of the Business has given the Acquired Companies notice or, to the Knowledge of the Acquired Companies, has taken any other action which has given the Acquired Companies any substantial reason to believe that such customer (or group of customers) will cease to purchase or adversely change the quantity purchased from any Acquired Company of any products or services, which such cessation or changes would reasonably be expected to have a Material Adverse Effect.

5.21.            Financial Advisory, Finder’s or Broker’s Fees. No financial advisor, finder agent or similar intermediary has acted on behalf of the Sellers or the Acquired Companies in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with the Sellers or the Acquired Companies or on any action taken by the Sellers or the Acquired Companies other than fees and commissions that will be paid to Kohlberg Management IV, L.L.C. pursuant to Section 3.1.

5.22.            No Governmental Consent or Approval Required. Except as disclosed on Schedule 5.22 and except for (i) filings required by the HSR Act, (ii) any consents, approvals, authorizations, permits, filings or notifications as shall have been obtained or made at or prior to Closing, or (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not reasonably be expected to have a Material Adverse Effect, no authorization, consent, approval or other order of, declaration to, or filing with, any Governmental Authority by or on behalf of the Acquired Companies is required for or in connection with the authorization, execution, delivery and performance by the Sellers or the Acquired Companies of their respective obligations under this Agreement.

5.23.            Inventories; Receivables; Payables.

5.23.1.            Adequate reserves have been reflected in the Balance Sheet for shorts, drops, off-cuts, obsolete or otherwise unusable inventory, which reserves were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied.

5.23.2.            All accounts receivable of the Acquired Companies have arisen from bona fide transactions in the Ordinary Course of Business consistent with past practice. All accounts receivable of the Acquired Companies reflected on the Balance Sheet are, to the Knowledge of the Acquired Companies, good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns, rebates, discounts, credit memos or doubtful accounts reflected thereon, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. All accounts receivable arising after the Balance Sheet Date are, to the Knowledge of the Acquired Companies, good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns, rebates, discounts, credit memos or doubtful accounts, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied.

5.23.3.            All accounts payable of the Acquired Companies reflected in the Balance Sheet or arising after the date thereof are the result of bona fide transactions in the Ordinary Course of Business and have been paid or are not yet due and payable.

5.23.4.            Schedule 5.23.4 contains a complete list and amount of all “make and hold inventory” of the Acquired Companies (the “Make and Hold Inventory”) as of November 30, 2005.

5.24.            Products. The Acquired Companies have delivered to the Buyer copies of or material terms of all standard and other warranties which are currently extended or which have previously been extended by the Acquired Companies with respect to products manufactured or sold by the Acquired Companies (the “Company Products”) and for which the Acquired Companies may have continuing liabilities or obligations as of the date hereof. During the last three (3) years there have been no product recall orders by a Governmental Authority or voluntarily recall order by the Acquired Companies with respect to any Company Product. Except as set forth on Schedule 5.24, there are no pending claims, and to the Knowledge of the Acquired Companies there is not any basis for any claims, based on defective products, violation of product warranties, violation of product packaging or labeling requirements or similar claims with respect to any Company Product as of the date hereof (“Product Claims”), nor have the Acquired Companies received any notice from any Person threatening such claim. Except as set forth on Schedule 5.24, the Acquired Companies have not experienced any Product Claims for the three (3) year period ending on the date hereof in an amount, individually or in the aggregate, in excess of $100,000.

5.25.            Banks. Schedule 5.25 contains a complete and correct list of the names and locations of all banks in which the Acquired Companies have accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto. Except as set forth on Schedule 5.25, no person holds a power of attorney to act on behalf of the Acquired Companies.

6.                          REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants that:

6.1.                  Corporate Matters, etc.

6.1.1.                  Organization, Power and Standing of the Buyer. The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has full power and authority, corporate and otherwise, to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

6.1.2.                  Authorization and Enforceability. This Agreement has been duly authorized, executed and delivered by the Buyer and, assuming the due authorization, execution and delivery by the other parties hereto, is Enforceable against the Buyer.

6.1.3.                  Non-Contravention, Consent of Third Parties. The execution, delivery and performance of this Agreement by the Buyer and the consummation by the Buyer of the Closing hereunder in accordance with the terms and conditions of this Agreement does not and will not conflict with or result in the breach of any terms or provisions of, or constitute a default under, any Contractual Obligation or the Charter or By-laws of the Buyer or a breach of any Legal Requirement applicable to the Buyer. Assuming expiration or termination of all applicable waiting periods under the HSR Act, no approval, consent, waiver, authorization or other order of, and no declaration, filing, registration, qualification or recording with, any Governmental Authority is required to be obtained or made by or on behalf of the Buyer in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby, except (i) for items which shall have been obtained or made on or prior to, and shall be in full force and effect at, the Closing Date and (ii) where failure to obtain such approval, consent, waiver, authorization or other order, or to make such declaration, filing, registration, qualification or recording, would not adversely affect the Buyer’s ability to consummate the Closing hereunder in accordance with the terms and conditions of this Agreement and would not prevent the Buyer from performing in all material respects any of its other obligations under this Agreement.

6.2.                  Financing. Buyer has delivered to Holdco a true and complete copy of the commitment letter, dated as of January 18, 2006, between Buyer and Credit Suisse First Boston (the “Financing Commitment”), pursuant to which Credit Suisse First Boston has agreed to provide the kind and amount of financing set forth therein (the “Financing”). Subject to the consummation of the Financing, Buyer has or has available to it, and at all times through the Closing Date will have available to it, all funds necessary to pay the Enterprise Value as contemplated in this Agreement and to pay all related fees and expenses of Buyer. As of the date of this Agreement, the Financing Commitment has not been amended or modified, and the commitment contained in the Financing Commitment has not been withdrawn or rescinded in any respect. The Financing Commitment is in full force and effect. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in the Financing Commitment. Buyer is not aware of any fact or condition existing on the date of this Agreement that makes any of the assumptions or statements set forth in the Financing Commitment inaccurate in any material respect or that causes, or might reasonably be expected to cause, the Financing Commitment to be ineffective or that precludes, or might reasonably be expected to preclude, the satisfaction of the conditions set forth in the Financing Commitment.

6.3.                  Investment Intent. The Buyer is acquiring the Ownership Interests for its own account for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof. The Buyer can bear the risk of loss of the entire value of its purchase of the Ownership Interests. The Buyer acknowledges that the Ownership Interests have not been registered or qualified under any federal or state securities laws, and may not be offered, sold, transferred, pledged, hypothecated or otherwise assigned unless they are registered under the Securities Act, and any applicable “Blue Sky” laws of any state or an exemption from such registration is available. The Buyer has been provided access to such information and documents regarding the Company as it has requested and has been afforded an opportunity to ask questions of, and receive answers from, representatives of the Company concerning the terms and conditions of this Agreement and the Ownership Interests.

6.4.                  Litigation. There is no Action pending or threatened in writing (i) against the Buyer or any of its Affiliates which has had or would reasonably be expected to have a material adverse effect on the ability of the Buyer to perform its obligations under this Agreement or (ii) which seeks rescission of or seeks to enjoin the consummation of this Agreement or any of the transactions contemplated hereby.

6.5.                  Brokers. No broker, finder, investment bank or similar agent is entitled to any brokerage or finder’s fee in connection with the transactions contemplated by this Agreement based upon agreements or arrangements made by or on behalf of the Buyer or any of its Affiliates.

6.6.                  No Additional Representations. The Buyer acknowledges that the Sellers and the Acquired Companies have not made nor shall any of them be deemed to have made, nor has the Buyer relied on, any representation, warranty, covenant or agreement, express or implied, with respect to the Acquired Companies, the Business or the transactions contemplated by this Agreement, other than those explicitly set forth herein.

7.                          CERTAIN AGREEMENTS OF THE PARTIES.

7.1.                  Payment of Transfer Taxes and Other Charges. The Buyer shall be responsible for and shall pay all stock transfer taxes, real property transfer taxes, sales taxes, documentary stamp taxes, recording charges and other similar Taxes, if any, arising in connection with the transactions contemplated by this Agreement. Each of the parties hereto shall prepare and file, and shall fully cooperate with each other party with respect to the preparation and filing of, any Tax Returns and other filings relating to any such Taxes or charges as may be required.

7.2.                       Operation of Business, Related Matters. From the date hereof through the earlier of the date this Agreement is terminated pursuant to Section 12 or the Closing Date, unless the Buyer shall otherwise agree and except as otherwise permitted or required by this Agreement, (i) the TE Blockers and the Offshore Blockers shall conduct no business other than continuing to own the Units and (ii) the Acquired Companies will conduct the Business in the Ordinary Course of Business and substantially in the same manner as presently operated and use reasonable commercial efforts to maintain the value of the Business as a going concern. Except as set forth in Schedule 7.2, from the date hereof and prior to the Closing Date, the Acquired Companies shall not, without the prior written consent of Buyer, which will not be unreasonably withheld or delayed:

7.2.1.                  enter into any transactions with any Seller, any Affiliate of any Seller or any other Affiliate of the Acquired Companies (other than as contemplated by this Agreement and transactions in the Ordinary Course of Business by the Acquired Companies);

7.2.2.                  (i) establish, maintain, enter into or contribute to any new Employee Plan or amend any Employee Plan, except as made in the Ordinary Course of Business with respect to Persons other than directors, officers and Affiliates of the Acquired Companies or (ii) make any changes in the Compensation of any director, officer, employee or agent of, or consultant to, the Acquired Companies, except for changes in the Ordinary Course of Business to the Compensation of Persons other than directors, officers and Affiliates of the Acquired Companies;

7.2.3.                  incur any Debt except (i) capital leases listed on Schedule 5.7. or capital leases which individually require payments of less than $100,000 in any year or $1,000,000 in the aggregate and (ii) Bank Debt incurred in the Ordinary Course of Business;

7.2.4.                  amend the LLC Agreement, Charter, By-laws (or similar governing documents) of the Acquired Companies or sell, lease or otherwise dispose of any material assets except (i) for sales or other dispositions of inventory or excess equipment in the Ordinary Course of Business and (ii) as may otherwise be permitted by the terms of this Agreement;

7.2.5.                  (i) enter into any Contractual Obligation relating to (A) the purchase or sale of any Capital Stock of any Person, (B) the purchase or sale of material assets other than in the Ordinary Course of Business, individually or in the aggregate, or (C) any merger, consolidation or other business combination, (ii) cancel or compromise any Debt or claim (other than compromises of accounts receivable in the Ordinary Course of Business), (iii) waive or release any right of material value or (iv) institute, settle or agree to settle any material Action;

7.2.6.                  incur Liens, except for customary Liens securing Debt permitted by Section 7.2.3;

7.2.7.                  make any change in the Acquired Companies’ customary methods of accounting, Tax reporting or accounting practices or payment or credit practices, or grant any extensions of credit other than extensions of credit in the Ordinary Course of Business, or enter into any deferred payment arrangements with customers, or make, change or rescind any election relating to Taxes or settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation or audit controversy relating to Taxes; provided, however, that it will be unreasonable for Buyer to withhold consent with respect to a Section 754 election by Holdco or any change, extension, election, settlement or compromise that solely affects the Pre-Closing Period of the relevant Acquired Companies;

7.2.8.                  enter into any Contract or agreement or commitment which restrains, restricts, limits or impedes the ability of the Acquired Companies to compete with or conduct any business or line of business in any geographic area;

7.2.9.                  enter into any Contract or agreement or commitment which is valued at or over $250,000;

7.2.10.            enter into, modify or terminate any labor or collective bargaining agreement of the Acquired Companies or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to the Acquired Companies;

7.2.11.            introduce any material change with respect to the operation of the Acquired Companies, or, other than in the Ordinary Course of Business, make any change in product specifications or prices (including any increase in rebates or discounts) or terms of distributions of such products;

7.2.12.            declare, set aside, make or pay any non-cash dividend or other non-cash distribution in respect of the Capital Stock of the Acquired Companies or repurchase, redeem or otherwise acquire any outstanding Capital Stock of the Acquired Companies;

7.2.13.            transfer, issue, sell or dispose of any shares of Capital Stock of the Acquired Companies or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the Capital Stock of the Acquired Companies;

7.2.14.         effect any recapitalization, reclassification, stock split or like change in the capitalization of the Acquired Companies;

7.2.15.         enter into any arrangements, agreements, commitments or understandings for Make and Hold Inventory; or

7.2.16.         enter into or agree to enter into any Contractual Obligation to do any of the actions referred to in this Section 7.2.

7.3.                       Preparation for Closing. The Buyer on the one hand and the Acquired Companies and the Sellers on the other hand will each use commercially reasonable efforts to bring about the fulfillment of each of the conditions precedent to the obligations of the other set forth in this Agreement, subject to the following:

7.3.1.               Regulatory Compliance. Promptly upon execution and delivery of this Agreement, each of the Buyer and the Acquired Companies will use their commercially reasonable efforts to prepare and promptly file, or cause to be prepared and filed, with the appropriate Governmental Authorities, a notification and report form with respect to the transactions contemplated by this Agreement pursuant to the HSR Act, supply all information requested by Governmental Authorities in connection with the HSR Act notification and report form, and cooperate with each other in responding to any such request. The Buyer shall be solely responsible for all filing fees required to be paid in connection therewith. The parties will use their respective commercially reasonable efforts and will cooperate substantially with one another to comply promptly with all governmental requirements applicable to the transactions contemplated by this Agreement and to obtain promptly all approvals, orders, permits or other consents of any applicable Governmental Authorities required pursuant to any Legal Requirement or necessary for the consummation of the transactions contemplated by this Agreement and the continued operation of the Business. Each of the parties will furnish to the other parties and, upon request, to any Governmental Authorities such information and assistance as may be reasonably requested in connection with the foregoing, including by responding promptly to and complying fully with any request for additional information or documents under the HSR Act. The parties will use their respective commercially reasonable efforts to resolve favorably any review or consideration of the antitrust aspects of the transactions contemplated hereby by any Governmental Authority with jurisdiction over the enforcement of any applicable antitrust laws. The parties shall keep each other apprised of the content and the status of any communications with, and any inquiries or requests for additional information from any such Governmental Authority and shall comply promptly and substantially with any such inquiry or request. For purposes of this Section 7.3.1, “commercially reasonable efforts” of Buyer shall include Buyer’s agreement to hold separate any immaterial business or assets of Buyer, the Acquired Companies and their Subsidiaries, but shall not include Buyer’s agreement to divest any business or assets of Buyer, the Acquired Companies or their Subsidiaries or to hold separate any material business or assets of Buyer, the Acquired Companies and their Subsidiaries.

7.3.2.               Consents. Prior to the Closing Date the Acquired Companies shall use their commercially reasonable efforts to secure such written consents or waivers under or with respect to the Contracts that the Buyer reasonably requests in connection with the consummation of the transactions contemplated by this Agreement, provided however, that the Acquired

Companies shall not be required to pay any consent fee in connection with such commercially reasonable efforts.

7.4.                  Further Assurances. Each party, upon the request from time to time of any other party hereto after the Closing, and at the expense of the requesting party but without further consideration, will take such actions as may be necessary or reasonably requested to consummate the transactions contemplated hereby in an orderly fashion.

7.5.                  Access to Properties and Records. The Acquired Companies will permit the Buyer and its appropriate representatives to have reasonable access, prior to the Closing Date, to the employees, properties and books and records of the Acquired Companies, during normal working hours and upon reasonable notice, to familiarize itself with the Acquired Companies’ respective properties, business (including discounts, rebates and other terms and conditions of distributor incentive and marketing programs) and operating and financial conditions; provided, however, that the Buyer and its representatives shall not unreasonably disrupt the personnel and operations of the Acquired Companies. Immediately after execution and delivery of this Agreement, the Company and Holdco shall provide Buyer and its counsel with true and accurate copies of all the agreements disclosed in the Disclosure Schedule that have been withheld by the Company and Holdco (the “Withheld Agreements”).

7.6.                  Indemnification of Directors, Officers and Employees. The parties agree that following the Closing, Holdco shall, and the Buyer shall cause Holdco to, (i) maintain for a period of six years the coverage provided by the Directors and Officers Liability Insurance policy of Holdco, as of the date hereof, with respect to matters occurring prior to the Closing, provided however, that in no event shall Holdco be required to expend in the aggregate in excess of two hundred percent (200%) of the annual premium currently paid by Holdco for such coverage, and if such premium would at any time exceed two hundred percent (200%) of such amount, then Holdco shall maintain insurance policies which provide the maximum and best coverage available at an annual premium equal to two hundred percent (200%) of such amount, (ii) ensure that no change will be made to Holdco’s Limited Liability Company Agreement that would adversely affect any director’s or officer’s right to indemnification under the Delaware Limited Liability Company Act or otherwise with respect to any periods prior to the Closing and (iii) if allowed by applicable law, pay or reimburse attorneys’ fees of any Indemnified Party (as defined in Section 13.1 of Holdco’s Limited Liability Company Agreement) as incurred, consistent with the LLC Agreement. This Section 7.6 shall be for the benefit of, and shall be enforceable by, the directors and officers of Holdco as currently covered as of the date hereof, and their respective heirs and estates.

7.7.                  Tax Matters.

7.7.1.                  Straddle Period. In order to apportion appropriately any Taxes of any of the Purchased Entities relating to any taxable year or period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”), the parties hereto will, to the extent permitted under applicable Legal Requirements, elect with the relevant Governmental Authority to treat for all purposes the Closing Date as the last day of the taxable year or period of each of the Purchased Entities, and the portion of such Straddle Period ending on the Closing Date will be treated as a short taxable year and a “Pre-Closing Period” for purposes of this Section 7.7. In any case where applicable Legal Requirements do not permit one or more of the Purchased Entities to treat the Closing Date as the last day of the taxable year or period with respect to Taxes that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to the portion of the Straddle Period ending on the Closing Date will be:

7.7.1.1.         in the case of Taxes other than Taxes described in Section 7.1 or subparagraph 7.7.1.2 below, the amount of Tax which would have been payable had the relevant taxable year or period of the relevant Purchased Entity ended on the Closing Date (except that, any Taxes attributable to sales, distributions or other transactions (other than transactions in the Ordinary Course of Business) that accrue on the Closing Date, but after the Closing, will be treated as allocable to the portion of the Straddle Period beginning on the day after the Closing Date); and

7.7.1.2.         in the case of Taxes that are imposed on a periodic basis and measured by the level of any item, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period for the relevant Purchased Entity ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period for the relevant Purchased Entity.

7.7.2.                  Liability for Taxes. Except as provided in Section 7.1, the Sellers shall be liable, and shall indemnify the Buyer Indemnitees, for any Loss incurred as a result of any Taxes both (x) not reflected on the Closing Balance Sheet and (y) not reducing the Closing Working Capital Amount (i) imposed on any of the Purchased Entities that are allocable (under Section 7.7.1 hereof) to (A) the Pre-Closing Period of the relevant Purchased Entity or (B) the portion of the Straddle Period of the relevant Purchased Entity ending on the Closing Date; provided, however, the Sellers shall not be liable under this Section 7.7.2(i) for Taxes attributable to (I) Buyer making any election under Section 338(g) of the Code in respect of the acquisition of the Blocker Stock contemplated by this Agreement or (II) any transaction implemented by Buyer or any of the Purchased Entities following the Closing that is not in the Ordinary Course of Business, and (ii) of any Affiliated Group of which any of the Purchased Entities is or was a member at any time prior to the Closing by reason of Treas. Reg. Section 1.1502-6(a) (or any predecessor or successor thereof) or any analogous or similar provision under state, local or foreign law.

7.7.3.                  Tax Returns. With respect to the preparation and filing of Tax Returns for the Purchased Entities, from and after the Closing:

7.7.3.1.         The Sellers’ Representative will prepare, or cause to be prepared, all Tax Returns of the Purchased Entities for any period which ends on or prior to the Closing Date with the cooperation of the Purchased Entities, as applicable, and Buyer. Any such Tax Return will be prepared in conformance with Legal Requirements and, unless otherwise required by applicable law, in a manner consistent with prior practices of the entity for which the Tax Return is being prepared. At the written request of the Buyer, the Sellers will cause Holdco to make a Section 754 election on the federal income Tax Return for the period that ends on the Closing Date if such election is not made for a prior Tax period. At least twenty days prior to the date on which the relevant

Tax Return is due (taking into account any extensions of such due date), Sellers’ Representative will deliver to Buyer for its review and approval such Tax Return. The Buyer’s approval of such Tax Return will not be unreasonably withheld and will be granted unless there is not a reasonable basis for filing such Tax Return as prepared. Buyer will promptly thereafter cause such Tax Return to be signed and filed by the relevant Purchased Entity.

7.7.3.2.            Buyer will prepare, or cause to be prepared, all Tax Returns of any of the Purchased Entities for any Straddle Period with the cooperation of the Sellers’ Representative and Sellers. Any such Tax Return will be prepared in conformance with Legal Requirements and, unless otherwise required by applicable law, in a manner consistent with prior practices of the entity for which the Tax Return is being prepared. At least twenty days prior to the date on which the relevant Tax Return is due (taking into account any extensions of such due date), Buyer will deliver to the Sellers’ Representative for its review and approval such Tax Return and a statement of the amount of Tax that is the Sellers’ responsibility as determined by apportionment in accordance with Section 7.7.1. The Sellers’ Representative’s approval of such Tax Return will not be unreasonably withheld and will be granted unless there is not a reasonable basis for filing such Tax Return as prepared. Sellers shall remit to Buyer in accordance with the terms of Section 7.7.1 Sellers’ share of the Taxes for such Tax periods in accordance with the calculation provided by Buyer no later than 5 days prior to the due date for filing such Tax Returns to the extent such taxes are not reflected as a liability on the Closing Balance Sheet and reduce the Closing Working Capital Amount without prejudice to Sellers’ recourse under Section 7.7.9. No payment pursuant to this Section 7.7.3.2 shall excuse the Sellers from their indemnification obligations pursuant to Section 7.7.2 if the amount of Taxes as ultimately determined (on audit or otherwise) for the periods covered by such Tax Returns exceeds the amount of the payments under this Section 7.7.3.2.

7.7.4.                  Refunds and Credits. Any refunds or credits of Taxes of, or with respect to, any of the Purchased Entities that are attributable or allocable to any period (or portion thereof) of the relevant Purchased Entity ending on or before the Closing Date, except to the extent of any refund or credit (i) of Taxes for which a receivable was reflected on the Closing Balance Sheet or (ii) resulting from a carryback of a loss or other Tax attribute arising in a period (or portion thereof) beginning after the Closing Date that is obtained in accordance with Section 7.7.5 and which would not have otherwise been obtained through the use of a Tax attribute that arose in a period (or portion thereof) ending on or before the Closing Date, will be for the account of the Sellers (net of any Taxes payable with respect thereto and net of any expenses incurred in obtaining such refunds or credits). Any refunds or credits of Taxes of, or with respect to, any of the Purchased Entities that are attributable or allocable to any period (or portion thereof) beginning after the Closing Date (treating such date as the beginning of a short taxable year for this purpose) will be for the account of the relevant Purchased Entity. Except to the extent as would adversely affect the Buyer or its Affiliates in a taxable period beginning after the Closing Date or in the portion of a Straddle Period beginning after the Closing Date, the Buyer will, at the Sellers’ Representative reasonable request and at the Sellers’ Representative’s expense, cause the relevant entity to file for and obtain any refunds or credits to which the Sellers may be entitled hereunder, including through the prosecution of any proceeding which the Sellers’ Representative chooses to direct such entity to pursue.

7.7.5.                  Amended Tax Returns. Neither Buyer nor any of the Purchased Entities will amend any Tax Returns of any of the Purchased Entities for any period ending on or prior to the Closing Date or for any Straddle Period of any of the Purchased Entities, other than any amendment by reason of a carryback of a loss or other Tax attribute arising in a taxable period beginning after the Closing Date or the portion of Straddle Period beginning after the Closing Date if such loss or other Tax attribute is required under applicable law to be carried back prior to being carried forward, without the Sellers’ Representative’s prior written consent, which consent will not be unreasonably withheld.

7.7.6.                  Tax Audits Relating to the Purchased Entities. Buyer and the relevant Purchased Entity will promptly notify the Sellers’ Representative in writing of the commencement of any audit or examination of any Tax Return of any of the Purchased Entities for any period of any of the Purchased Entities ending on or prior to the Closing Date, or for any Straddle Period of any of the Purchased Entities, and any other proposed change or adjustment, claim, dispute, arbitration or litigation that, if sustained, would reasonably be expected to affect the liability of Sellers for Taxes under this Agreement (a “Tax Claim”). Such notice will describe the asserted Tax Claim in reasonable detail and will include copies of any notices and other documents received from any Taxing authority in respect of any such asserted Tax Claim. The failure to give such notice shall not relieve the Sellers from any obligation hereunder except to the extent that such failure prejudices the Sellers. Buyer will have the right at Sellers’ expense to control any Tax Claims in the Tax audit or examination stage, provided, however, that Buyer will inform the Sellers’ Representative regularly of the status and progress of such Tax audit or examination and will allow Sellers’ Representative and its representatives a reasonable opportunity to review and comment on any legal submissions prior to submission or other written legal responses in connection with such audit or examination. Neither Buyer nor any of the Purchased Entities may settle any Tax Claim without Sellers’ Representative’s prior written consent (which consent will not be unreasonably withheld). If a Tax Claim is not settled at the Tax audit or examination stage, the Sellers and their representatives will have the right to control any further contest of such Tax Claim and, if they exercise such right, will bear the expenses relating thereto; provided, however, that Sellers may not settle any such Tax Claim without Buyer’s consent (which consent will not be unreasonably withheld) if such settlement would reasonably be expected to adversely affect the Taxes of any of the Purchased Entities or Buyer for taxable periods beginning on or after the Closing Date. Notwithstanding the foregoing, the liability of each Seller in respect of amounts to be paid by the Sellers under this Section 7 will not exceed such Seller’s Percentage of such amounts.

7.7.7.                  Cooperation Regarding Tax Matters. The parties hereto will provide such information as any other party hereto may reasonably request in connection with the preparation of such party’s Tax Returns, or to respond to or contest any audit, or claim or otherwise satisfy any Legal Requirement relating to Taxes of each party hereto or their respective Affiliates, including provision of powers of attorney to defend a Tax Claim. The parties agree to use reasonable best efforts (i) to retain all books and records with respect to Tax matters pertinent to any of the Purchased Entities relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by any party, any extensions thereof) applicable to such taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give each party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if any party so requests, the Buyer, the Purchased Entities or the Sellers, as the case may be, will allow such party to take possession of such books and records.

7.7.8.                  Prior Tax Agreements. All Tax sharing, allocation, indemnification or similar agreements (other than this Agreement) between the Purchased Entities and Sellers or their Affiliates (other than the Purchased Entities) shall be terminated as of the Closing and, after the Closing, neither Sellers and such Affiliates nor Buyer or the Purchased Entities shall be bound thereby or have liability thereunder.

7.7.9.                  Disputes. Any dispute as to any matter covered by this Section 7.7 shall be resolved by the Arbitrator. Buyer and Sellers’ Representative shall each be responsible for 50% of the fees paid to the Arbitrator. If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner which the party responsible for preparing such Tax Return deems correct (without prejudice to the respective rights of the parties under this Section 7.7).

7.7.10.            Time Limitations. No claim for indemnification pursuant to this Section 7.7 shall be valid unless notice thereof, describing with reasonable specificity (in light of the facts then known) the amount and basis of such claim, is delivered to the Sellers’ Representative on or prior to the date that is ninety (90) days following the expiration of the applicable statute of limitations.

7.7.11.            Exclusivity. Any claim for indemnification which may otherwise be asserted under this section 7.7 and under Section 10 shall be governed by this Section 7.7. In the event of a conflict between the provisions of this Section 7.7, on the one hand, and the provisions of Section 10 (other than Section 10.7), on the other hand, the provisions of this Section 7.7 shall control.

7.8.                  Sellers’ Representative.

7.8.1.                  Each of the Sellers hereby irrevocably appoints Kohlberg & Company, L.L.C. or its designee (as appointed in writing), as the agent, proxy, and attorney-in-fact for such Seller for all purposes under this Agreement (including full power and authority to act on the Seller’s behalf) to take any action in accordance with and pursuant to the terms of this Agreement (i) to consummate the transactions contemplated under this Agreement in accordance with the terms hereof, and in connection therewith to waive any condition set forth in Section 9 and to act on behalf of the Sellers for all purposes of Sections 3.4 and 3.5, (ii) to conduct or cease to conduct the defense of all claims against any of the Sellers in connection with this Agreement, other than claims made solely under Section 10.2.1 or 10.2.2, and to settle all such claims on behalf of all the Sellers and exercise any and all rights which the Sellers are permitted or required to do or exercise under Section 10, (iii) in connection with any claim against or by the Sellers under this Agreement (excluding any claim based solely on Section 10.2.1 or 10.2.2), to require each Seller from time to time to deposit into a common account such amounts (pro rated among the Sellers based on their respective Percentages) as in the judgment of the Sellers’

Representative are necessary to investigate, defend or prosecute such claim and to spend such amounts for such purpose and then as promptly as in the judgment of the Sellers’ Representative is prudent to pay to each Seller its pro rata share (based on its Percentage) of any amounts remaining in such account, (iv) to execute and deliver on behalf of the Sellers any amendment to this Agreement so long as (A) such amendment applies to all Sellers equally (based on their respective Percentages) and (B) such amendment does not impose any material obligation on any Seller or materially reduce the Enterprise Value, and (v) to hold in escrow and release to the Acquired Companies or the Buyer executed signature pages to this Agreement, certificates, letters of transmittal and any other documents or instruments delivered to the Sellers’ Representative in connection with the transactions contemplated hereby.

7.8.2.                  Reimbursement; Indemnification. Each Seller hereby unconditionally and irrevocably agrees to pay to the Sellers’ Representative, promptly upon request and in any event within ten (10) days of such request, such Seller’s pro rata share (based on the respective Percentages) of any amounts paid or to be paid by the Sellers’ Representative on behalf of the Sellers and agrees to pay its pro rata share (based on the respective Percentages) of any and all costs and expenses (including legal fees and expenses) incurred by the Sellers’ Representative on behalf of the Sellers in connection with the protection, defense, expense or enforcement of any rights under this Agreement. Further, each of the Sellers hereby agrees not to assert any claim against, and to indemnify and hold harmless the Sellers’ Representative from and against such Seller’s pro rata share (based on the respective Percentages) of any and all Losses incurred by, the Sellers’ Representative or any of its partners, directors, officers, employees, agents, Sellers, consultants, investment bankers, representatives or controlling persons, or any Affiliate of any of the foregoing, relating to the Sellers’ Representative’s capacity as a Sellers’ Representative other than such claims or Losses resulting from the Sellers’ Representative’s gross negligence or willful misconduct.

7.8.3.                  Miscellaneous. Any settlement entered into or other action taken by any individual Seller shall be valid only to the extent not inconsistent with this Section 7.8, and no such settlement or action shall bind or otherwise affect the rights or obligations of the Sellers’ Representative or any other Seller. In the event of the default by any Seller of any payment obligations under this Section 7.8, the defaulted amount shall, as between the Sellers’ Representative and the Sellers (but without creating any obligations to the Buyer), be pro rated (based on their respective Percentages) among the non-defaulting Sellers. The Sellers’ Representative may resign such position at any time, effective with respect to each Seller thirty days after written notice thereof is delivered to such Seller or is delivered to the last address of such Seller provided by such Seller to the Sellers’ Representative; provided, however, that if any such resignation occurs prior to the termination of the Sellers’ indemnification obligations under Section 10.2, the Sellers’ Representative shall assign its obligations under this Section 7.8 to a successor Sellers’ Representative in connection with such resignation, and the effectiveness of such assignment shall be a condition to the effectiveness of such resignation. Any and all payments made by any of the Sellers under this Section 7.8 shall be made free and clear of any present or future taxes, deductions, charges or withholdings and all liabilities with respect thereto.

7.9.                  Management of Sale of Installment Assets. The parties agree that from and after the Closing until the earlier of (i) the third anniversary of the Closing Date or (ii) each such

Installment Asset is disposed of in accordance with this Section 7.9 and the Net Proceeds of such disposition are paid over to the Sellers in accordance with Section 3.1.2, the Company will hold each Installment Asset in trust for the benefit of the Sellers. Following the Closing and until the third anniversary of the Closing Date, the Buyer shall cause the Company to use its commercially reasonable efforts to own, operate and preserve the Sellers’ rights under and otherwise maintain the value of each Installment Asset for Seller in substantially the same fashion as the Company has done in the ordinary course of business prior to the date hereof. The Buyer and Sellers agree that the sale or other disposition of the Installment Assets shall be made for cash consideration and that the Sellers’ Representative shall have complete discretion in determining the price and timing and all other terms of the sale or other disposition by the Company of the Installment Assets, provided that without the Buyer’s prior written consent, no such sale or disposition shall bind the Buyer or the Company to make any payment, take any action or incur any liability. Buyer and the Sellers’ Representative agree to cooperate with each other in the conduct of any sale or disposal of the Installment Assets in order to (i) provide Sellers with the economic benefit of the ownership and sale of such assets and (ii) minimize any disruption to the Business or the other operations of Buyer. Upon the written request of the Sellers’ Representative and at the expense of the Sellers, Buyer shall cause the Company to transfer any Installment Asset (i) to the Sellers or a Person controlled by the Sellers for no additional consideration or (ii) to any other Person for consideration in cash to be determined by Sellers’ Representative in its sole discretion.

7.10.            Actions Respecting Commitment Letter; Financing; Notification.

7.10.1.            Buyer and its Affiliates shall perform all obligations required to be performed by them in accordance with and pursuant to the Financing Commitment and shall not amend, terminate or waive any provision under the Financing Commitment if the effect thereof would be reasonably likely to prevent or delay the Closing.

7.10.2.            Buyer shall use its commercially reasonable efforts to obtain the Financing on the terms set forth in the Financing Commitment.

7.10.3.            Buyer shall provide prompt written notice to Holdco following its receipt of notification by Credit Suisse First Boston of its refusal or intended refusal to provide the Financing described in the Financing Commitment and the stated reasons therefor. In any such event, Buyer shall use its commercially reasonable efforts to obtain substitute debt financing for such Financing to consummate promptly the transactions contemplated hereby, provided however, that under no circumstances shall Buyer be required to obtain or consummate any such substitute debt financing having terms less favorable to Buyer than as set forth in the Financing Commitment.

7.11.            Disposition of Certain Odenton Assets.

7.11.1.            From the date hereof until the Closing Date, (i) the Company and the Sellers shall provide the Buyer full access to the Odenton Facility to conduct an inventory of the Odenton Assets and shall provide electricity, lighting and any other assistance necessary for Buyer to complete the inventory and (ii) the Sellers shall cease the sale, disposition or removal of any Odenton Assets from the Odenton Facility.

7.11.2.            At least three (3) days prior to the Closing Date, the Buyer shall prepare and deliver to the Sellers’ Representative the Odenton Asset Schedule, specifying which assets the Buyer will retain after the Closing Date (the “Buyer Odenton Assets”) and which specialty assets used or usable to compete with the Company or Buyer will be rendered permanently inoperable (the “Inoperable Odenton Assets”). The parties agree that if (i) the equipment known as the pheonolic treater #9 and press #5, both currently located at the Odenton Facility, are not included on the schedule of Buyer Odenton Assets and (ii) Buyer does not elect to have such equipment removed from the Odenton Facility at Buyer’s sole expense, then notwithstanding any other provision of this Agreement, the Sellers’ Representative shall be permitted to sell or otherwise dispose of such equipment for the account of the Sellers in the sole discretion of the Sellers.

7.11.3.            For up to six months following the Closing Date, Buyer shall have the right to occupy the Odenton Facility pursuant to that certain lease agreement (the “Odenton Lease Agreement”) in substantially the form attached hereto as Exhibit 7.11.3. Promptly following the Closing Date, (i) the Buyer shall commence the transfer of the Buyer Odenton Assets to one of the Company’s or Buyer’s facilities (as directed by the Buyer) at the sole expense of the Buyer and (ii) the Sellers’ Representative shall commence, or cause to be commenced, the rendering permanently inoperable of all Inoperable Odenton Assets at the sole expense of the Sellers. Within one (1) year of the Sellers’ Representative’s receipt of the Odenton Asset Schedule, (i) all such Inoperable Odenton Assets shall be rendered permanently inoperable and (ii) Seller shall deliver to Buyer evidence satisfactory to Buyer that all such Inoperable Odenton Assets were rendered permanently inoperable.

7.11.4.            Buyer agrees that upon the reasonable request of the Sellers’ Representative, Buyer shall, at Buyer’s expense, repair any damage caused by Buyer or its agents to the Odenton Facility in connection with the removal of Buyer Odenton Assets from the Odenton Facility. Buyer shall only be obligated to restore any damaged portion of the Odenton Facility to its condition prior to such damage. Notwithstanding the foregoing, Buyer shall not be responsible for any incidental damage to the Odenton Facility in connection with the removal of the Buyer Odenton Assets from the Odenton Facility unless such incidental damage exceeds $10,000 in the aggregate, in which case Buyer shall be responsible for the full amount of such damages. Buyer shall be responsible for all structural damage (i.e. removal of roof or walls) to the Odenton Facility without regard to the limits in the previous sentence. Seller acknowledges that it would not be a reasonable request under this Section to require Buyer to repair any structure if Seller has a firm offer to sell the Odenton Facility and the proposed buyer of the Odenton Facility indicates that it plans to demolish the damaged portion of the Odenton Facility.

7.12.            Hampton Facility Work Plan. (a) Between the date of this Agreement and the Closing, the Company shall allow Moran Environmental Recovery full access to the Hampton Facility to complete the work described in the work plan previously provided by the Company to Buyer and identified as the “work plan” (the “Work Plan”). The Company shall cause Moran to implement the Work Plan and provide Buyer evidence prior to the Closing Date that the removal has been completed in accordance with the Work Plan.

(b)                     Sellers and the Company shall use commercially reasonable efforts to obtain, within ten days after the date of this Agreement, a letter from Moran acknowledging that the dust removal work at the Hampton Facility is being done in accordance with the Work Plan and committing to provide the Company at the completion of the work called for under the Work Plan all relevant documentation created by Moran during the project, including, to the extent prepared, field notes, personal air monitoring data, certifications, clearance samples and waste disposal manifests. A copy of the Work Plan shall be attached as an exhibit to the agreement with Moran that is contemplated by this section.

7.13.            Changes to Business or Representations and Warranties. From the date hereof until the Closing Date, the Acquired Companies shall disclose to the Buyer any material changes to the Business or to the representations and warranties of the parties contained herein immediately upon discovery thereof. The Acquired Companies shall promptly provide the Buyer with any supplemental information regarding such disclosures that is reasonably requested by the Buyer.

8.                             CONDITIONS TO THE OBLIGATION TO CLOSE OF THE BUYER. The obligations of the Buyer to consummate the Closing under this Agreement are subject to the satisfaction, at or prior to the Closing, of all of the following conditions, compliance with which, or the occurrence of which, may be waived prior to the Closing by the Buyer in its sole discretion:

8.1.                  Representations, Warranties and Covenants. All representations and warranties of the Sellers and the Acquired Companies contained in this Agreement that are qualified by materiality shall be true and correct in all respects and all representations and warranties of the Sellers and the Acquired Companies contained in this Agreement that are not qualified by materiality shall be true and correct in all material respects, in either case at and as of the Closing Date as if made on the Closing Date, except for (i) changes expressly permitted or required by this Agreement and (ii) those representations and warranties which address matters only as of a particular date (which, as of such date, shall be true and correct to the same extent as set forth above). The Sellers and the Acquired Companies shall have performed and satisfied, in all material respects, all covenants and agreements required by this Agreement to be performed or satisfied by them at or prior to the Closing. The Sellers shall have furnished to the Buyer a certificate, signed by or on behalf of each of the Sellers by the Sellers’ Representative, dated as of the Closing Date, to the effect that the conditions specified in this Section, to the extent relating to representations, warranties, covenants and agreements of the Acquired Companies and such Seller, have been satisfied. In addition, the Acquired Companies shall have furnished to the Buyer a certificate signed by the President or any Vice President of each of the Acquired Companies, dated as of the Closing Date, to the effect that the conditions specified in this Section have been satisfied.

8.2.                  Delivery of Certificates. Certificates representing 100% of the Ownership Interests shall have been validly delivered and transferred to the Buyer, free and clear of any and all Liens.

8.3.                  Material Adverse Effect. The Acquired Companies shall not have suffered any Material Adverse Effect, individually or in the aggregate, and the Buyer shall not have discovered any terms, limitations or restrictions set forth in the Withheld Agreements that could reasonably be expected to have a Material Adverse Effect on the Acquired Companies or have any material adverse effect on the Buyer’s ability to operate its business and the business of its subsidiaries after the Closing or have a material adverse effect on the Buyer’s ability to integrate the Acquired Companies with the business of the Buyer and its subsidiaries after the Closing.

8.4.                  Legality; Governmental Authorization; Litigation. The acquisition of the Ownership Interests and the consummation of the other transactions contemplated hereby shall not be prohibited by any Legal Requirement, and all necessary filings, if any, pursuant to the HSR Act shall have been made and all applicable waiting periods thereunder shall have expired or been terminated. No Action shall have been instituted at or prior to the Closing by any Person other than a party hereto or any Affiliate thereof, or instituted by any Governmental Authority, in either case relating to this Agreement or any of the transactions contemplated hereby, the result of which would prevent or make illegal the consummation of any such transaction (a “Blocking Action”).

8.5.                  General. All corporate proceedings required to be taken on the part of the Purchased Entities in connection with the transactions contemplated by this Agreement shall have been taken. The Buyer shall have received copies of such officers’ certificates, good standing certificates, incumbency certificates and other customary closing documents as the Buyer may reasonably request in connection with the transactions contemplated hereby.

8.6.                  Resignations of Directors. The Buyer shall have received the written resignations of each director of each of Holdco, the Company, the Offshore Blockers, the TE Blockers and the Subsidiaries of each of the foregoing.

8.7.                  Escrow Agreement. The Buyer, the Sellers and the Sellers’ Representative shall have entered into and executed the Escrow Agreement.

8.8.                  Holdco Incentive Plan. Holdco shall have terminated the Holdco Incentive Plan, and Holdco shall have no remaining obligations under the Holdco Incentive Plan after the Closing Date.

8.9.                  Pay-Off Letters. The Company shall have received and delivered to the Buyer a letter from the each Bank Group stating (i) the aggregate amount of any outstanding debt pursuant to the Credit Agreement or other Bank Debt as of the Closing Date and (ii) that, if such prepayment amount so identified is paid to such Bank Group on the Closing Date, the Bank Group will release any and all Liens that it or its Affiliates may have with respect to the Company or any of its assets and will take all actions necessary to effectuate such release (including executing and delivering to the Buyer all reasonably necessary documentation in form suitable for filing with all appropriate Governmental Authority). The Company shall also have received and delivered to the Buyer pay-off letters from each provider of good or services that constitute Transaction Expenses. All such pay-off letters and related documentation shall be in form and substance reasonably acceptable to the Buyer.

8.10.            Disposition and Lease of Odenton Facility. The Company shall have sold or otherwise transferred to the Sellers or an Affiliate of the Sellers (other than the Purchased Entities) (the “New Odenton Facility Owner”), in its entirety, the Odenton Facility and any and all rights, liabilities and obligations of the Company associated therewith, and the New Odenton Facility Owner and Buyer shall have entered into and executed the Odenton Lease Agreement.

8.11.            Financing. The Financing contemplated by the Financing Commitment shall have been consummated on the terms set forth therein (provided that this condition shall not apply if Buyer is in breach of Section 7.10).

8.12.            FIRPTA Compliance. Each Taxable Seller has delivered to Buyer a certificate or certificates conforming to the requirements of Treasury Regulations Section 1.1445-2(b)(2). Each of the TE Blockers and the Offshore Blockers has delivered to Buyer a statement issued pursuant to Treasury Regulations Section 1.897-2(h) certifying that its shares do not constitute U.S. real property interests.

8.13.            Related Party Transactions. The agreements listed on Schedule 5.18 as being required to be terminated effective as of the Closing Date shall have been terminated effective as of the Closing Date.

8.14.            Non-Competition Agreements. Each of Jim Tees and Robert Stevenson shall have executed and delivered to the Company a non-competition, non-solicitation and confidentiality agreement, in the form previously provided to the Buyer, that restricts their ability to directly or indirectly compete with the business of the Company, its successors and assigns for a period of one (1) year.

8.15.            Work Plan. Buyer shall be reasonably satisfied that all of the work contemplated by the Work Plan has been completed at the Hampton Facility in accordance with the terms of the Work Plan.

9.                             CONDITIONS TO THE OBLIGATION TO CLOSE OF HOLDCO AND THE SELLERS. The obligations of Holdco and the Sellers to consummate the Closing under this Agreement are subject to the satisfaction, at or prior to the Closing, of all of the following conditions, compliance with which, or the occurrence of which, may be waived prior to the Closing by Holdco and the Sellers’ Representative in their sole discretion:

9.1.                  Representations, Warranties and Covenants. All representations and warranties of the Buyer contained in this Agreement that are qualified by materiality shall be true and correct in all respects and all representations and warranties of the Buyer contained in this Agreement that are not qualified by materiality shall be true and correct in all material respects, in either case at and as of the Closing Date as if made on the Closing Date, except for changes expressly permitted or required by this Agreement. The Buyer shall have performed and satisfied, in all material respects, all covenants and agreements required by this Agreement to be performed or satisfied by the Buyer at or prior to the Closing. The Buyer shall have furnished to Holdco and the Sellers a certificate signed by the President or any Vice President of the Buyer, dated as of the Closing Date, to the effect that the conditions specified in this Section have been satisfied.

9.2.                  Legality; Government Authorization; Litigation. The Sellers’ consummation of the transactions contemplated hereby shall not be prohibited by any Legal Requirement, and all necessary filings, if any, pursuant to the HSR Act shall have been made and all applicable waiting periods thereunder shall have expired or been terminated. No nonfrivolous Action shall have been instituted at or prior to the Closing by any Person other than a party hereto or any Affiliate thereof, or instituted by any Governmental Authority, relating to this Agreement or any of the transactions contemplated hereby, the result of which would prevent or make illegal the consummation any such transaction.

9.3.                  General. All corporate proceedings required to be taken by the Buyer in connection with the transactions contemplated by this Agreement shall have been taken The Sellers shall have received copies of such officers’ certificates, good standing certificates, incumbency certificates and other customary closing documents as the Sellers’ Representative may reasonably request in connection with the transactions contemplated hereby.

10.                       INDEMNIFICATION.

10.1.            Buyer’s Indemnification. Subject to the limitations set forth in this Section 10, from and after the Closing, each of the Buyer and Holdco shall jointly and severally indemnify and hold harmless, to the fullest extent permitted by law, the Sellers (collectively, the “Seller Indemnitees”) from, against and in respect of Losses incurred as a result of any of the following:

10.1.1.            any breach or default in performance by the Buyer of any covenant or agreement of the Buyer contained in this Agreement and any breach or default in performance by Holdco of any covenant or agreement made by Holdco contained in this Agreement that is to be performed after the Closing; or

10.1.2.            any breach of, or inaccuracy in, any representation or warranty made by the Buyer in this Agreement as of the date made.

10.2.            Sellers’ Indemnification. Subject to the limitations set forth in this Section 10, from and after the Closing, each of the Sellers shall severally (but not jointly) indemnify and hold harmless, to the fullest extent permitted by law, the Buyer and the Acquired Companies (collectively, the “Buyer Indemnitees”) from, against and in respect of:

10.2.1.            Losses incurred as a result of any breach or default in performance by such Seller of any covenant or agreement of such Seller contained in this Agreement;

10.2.2.            Losses incurred as a result of any breach of, or any inaccuracy in, any representation or warranty made by such Seller in this Agreement;

10.2.3.            such Seller’s Percentage of Losses incurred as a result of any breach or default in performance by the Acquired Companies of any covenant or agreement of the Acquired Companies contained in this Agreement that is to be performed at or prior to the Closing;

10.2.4.            such Seller’s Percentage of Losses incurred as a result of any breach of, or any inaccuracy in, any representation or warranty made by the Acquired Companies in this Agreement.

10.2.5.            any and all Environmental Costs and Liabilities arising out of or relating to conditions associated with the Acquired Companies or any predecessors thereof, which exist on or prior to the Closing Date, including (i) the Release of or exposure to Hazardous Materials at, on, under or from any property currently or formerly owned, operated or leased by the

Acquired Companies or any other property to which any Acquired Company has arranged for the disposal or treatment of Hazardous Materials, (ii) the presence of asbestos or asbestos-containing materials at the Hampton Facility, and (iii) reimbursement of Aconcagua Timber Corp. (“Aconcagua”) or its successor or assign, pursuant to and to the extent required by Section 5.8 of the Asset Purchase Agreement dated as of April 28, 2004 between the Company and Aconcagua for costs and expenses incurred after the Closing, or incurred prior to the Closing but not paid prior to the Closing or reflected as a current liability on the Closing Balance Sheet, in connection with activities related to achieving compliance with Maximum Achievable Control Technology (MACT) regulations at the Company’s former Franklin Facility in Isle of Wight, Virginia; and

10.2.6.            any and all Losses, including Environmental Costs and Liabilities, arising out of or related to the Odenton Facility.

Notwithstanding any other provision of this Agreement to the contrary, any reference to materiality or Material Adverse Effect contained in any representation or warranty set forth in Article 4 or 5 shall be disregarded in determining whether any representation or warranty in such Article has been breached and in calculating the amount of any loss for any breach of any such representation or warranty.

10.3.            Monetary Limitations; Offset Against Seller Notes.

10.3.1.            Notwithstanding any other provision of this Agreement, (i) no Seller shall have any obligation to indemnify any Buyer Indemnitee pursuant to Sections 10.2.2 (other than in respect of a breach of Sections 4.2, 4.4, 4.6 or 4.7), 10.2.3 or 10.2.4 (other than in respect of a breach of Section 5.2.1 or 5.2.2) unless and until, and only to the extent that, the aggregate of all such individual Losses incurred or sustained by all Buyer Indemnitees with respect to which Buyer Indemnitees are entitled to indemnification under Sections 10.2.2 (other than in respect of a breach of Sections 4.2, 4.4, 4.6 or 4.7), 10.2.3 and 10.2.4 (other than in respect of a breach of Section 5.2.1 or 5.2.2) exceeds $500,000, in which case the Sellers shall be liable for the entire amount of all such Losses (ii) the aggregate liability of any Seller to indemnify the Buyer Indemnitees for Losses under Sections 10.2.2 (other than in respect of a breach by such Seller of Sections 4.2, 4.4, 4.6 or 4.7), 10.2.3, 10.2.4, and 10.2.5 (other than in respect of a breach of Section 5.2.1 or 5.2.2) shall in no event exceed the amount of principal and interest then outstanding under the Seller Note held by such Seller, it being understood that the limitation contained in this clause (ii) shall not apply to any liability under Sections 7.7 and 10.2.6, and (iii) each Seller’s aggregate obligation under this Section 10 shall in no event exceed the portion of the Common Purchase Price received by such Seller.

10.3.2.            Notwithstanding any other provision of this Agreement, the Buyer Indemnitees’ sole and exclusive means of satisfying any Loss indemnified by a Seller under Sections 10.2.2 (other than in respect of a breach of Sections 4.2, 4.4, 4.6 or 4.7), 10.2.3 and 10.2.4 (other than in respect of a breach of Section 5.2) and 10.2.5 shall be to offset the amount of such Loss against the amount due to such Seller under the Seller Note held by such Seller. Buyer Indemnitees shall not be entitled to indemnification from such Seller in respect of any such Loss for any amount in excess of the amount of principal and interest due to Seller under the Seller Note held by such Seller, provided however, that nothing in this Agreement shall in any way be deemed to be a waiver of any rights or remedies Buyer may have with respect to claims of material and intentional fraud or misrepresentation or willful misconduct. For the avoidance of doubt, any limitation contained in this section 10.3.2 shall not apply to Section 7.7.

10.4.            Time Limitations. Regardless of any investigation made at any time by or on behalf of any party hereto or of any information any party may have in respect thereof, no claim for indemnification pursuant to this Section 10 (other than for breach of the representations and warranties contained in Sections 4.2, 4.4, 4.7, 5.2 and 6.1.1 or claims for indemnity under Section 10.2.6, claims for which shall survive indefinitely, subject to any applicable statutes of limitation, Section 5.13, claims for which shall survive until ninety (90) days after the expiration of the applicable statute of limitations or Section 5.15 or claims for indemnification under Section 10.2.5, claims for which shall survive until the close of business on the third anniversary of the Closing Date) shall be valid unless notice thereof, describing with reasonable specificity (in light of the facts then known) the amount and basis of such claim, is delivered to the relevant indemnifying parties on or prior to the close of business on the eighteen month anniversary of the Closing Date.

10.5.            Limitation on Remedies. Except as provided in Section 3.5 and 7.7, from and after the Closing, the sole and exclusive remedy of each Seller Indemnitee and Buyer Indemnitee as against any other party, with respect to all claims relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Section 10. From and after the date hereof until the Closing, the sole and exclusive remedy of each Seller Indemnitee (including the Acquired Companies) and each Buyer Indemnitee with respect to any breach or inaccuracy of any of the representations and warranties set forth in Sections 4, 5 and 6 or any breach of any of the covenants and agreements set forth in Section 7.2 shall be termination of this Agreement pursuant to Section 12.

10.6.            Third Party Claims. Except as provided in Section 7.7.6, promptly after the receipt by any Person entitled to indemnification pursuant to this Section 10 (the “Indemnified Party”) of notice of the commencement of any action against such Indemnified Party by a third party (such action, a “Third Party Claim”), such Indemnified Party shall, if a claim with respect thereto is to be made against any party obligated to provide indemnification pursuant to this Section 10 (the “Indemnifying Party”), give such Indemnifying Party written notice of such Third Party Claim in reasonable detail in light of the circumstances then known to such Indemnified Party. The failure to give such notice shall not relieve any Indemnifying Party from any obligation hereunder except to the extent that such failure prejudices such Indemnifying Party. Except as provided in Section 7.7.6, such Indemnifying Party shall have the right to defend such Third Party Claim, with counsel of its choice reasonably satisfactory to the Indemnified Party, provided, that the Indemnifying Party conducts the defense of such Third Party Claim actively and diligently, and provided, further, there is not a conflict of interest between the positions of the Indemnifying Party and the Indemnified Party in conducting the defense of such claim as determined by the ABA Model Rules of Professional Conduct. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party agrees to reasonably cooperate in such defense at the expense of the Indemnifying Party. So long as the Indemnifying Party is conducting the defense of such claim actively and diligently, the Indemnified Party may retain separate co-counsel at its sole cost and expense and may participate in the defense of such Third Party Claim, and neither any Indemnifying Party nor any Indemnified Party will consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the other, which consent will not be unreasonably withheld or delayed. In the event the Indemnifying Party does not or ceases to conduct the defense of such Third Party Claim actively and diligently (i) the Indemnified Party may defend against, and, with the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed), consent to the entry of any judgment or enter into any settlement with respect to, such Third Party Claim (provided that the Indemnifying Party may retain separate co-counsel at its sole cost and expense and may participate in the defense of such Third Party Claim), (ii) the Indemnifying Party will reimburse the Indemnified Party for the costs of defending against such Third Party Claim to the extent provided in this Section 10 and (iii) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer as a result of such Third Party Claim to the extent provided in this Section 10.

10.7.            Enterprise Value Adjustment. Any indemnification payment made by the Company, the Buyer or the Sellers pursuant to this Agreement shall be treated by the Buyer and the Sellers as an adjustment to the Enterprise Value for Tax purposes.

10.8.            Environmental Indemnification. Notwithstanding anything to the contrary contained in this Agreement, the Sellers’ obligation to indemnify and hold harmless the Buyer Indemnitees for Losses that constitute Environmental Costs and Liabilities as a result of or arising out of a breach of any representation or warranty of the Company or Holdco contained in Section 5.15 (Environmental Matters) or pursuant to Section 10.2.5 shall be limited as follows:

10.8.1.            The Sellers shall only be required to indemnify and hold harmless the Buyer Indemnitees to the extent that: (i) any cleanup of Hazardous Materials is required under or necessary to achieve compliance with an applicable Environmental Law in effect as of the Closing Date; (ii) the remediation standards are those remediation standards that would be the least stringent remediation standards, including risk based standards, applicable given the use of the property as of the day before the Closing Date, to the extent acceptable to the Governmental Authority with jurisdiction over the property or any landlord, including the imposition of deed restrictions, provided the remediation standard does not include any affirmative action on the part of the property owner other than limiting use to commercial or industrial purposes and (iii) such cleanup is conducted using reasonable and cost effective methods for investigation, removal, remediation and/or containment consistent with applicable Environmental Law. To the extent that the Environmental Costs and Liabilities actually incurred by Buyer Indemnitees are in excess of the Environmental Costs and Liabilities that would be incurred for a cleanup or remediation meeting the conditions set forth in this Section 10.8, the Sellers shall have no obligation to indemnify the Buyer Indemnitees for such excess cleanup costs or liabilities.

10.8.2.            If the Losses suffered by Buyer Indemnitees as a result of Environmental Costs and Liabilities are increased after the Closing Date due to an act or omission by any Person other than Sellers or their Affiliates, the Sellers shall not be responsible for any such increase in Environmental Costs and Liabilities incurred, provided, however, that the failure of Buyer or its Affiliates to take any action that is not negligent or required by an Environmental Law shall not, itself, reduce the Sellers’ responsibility for any increase in Environmental Costs and Liabilities incurred.

10.8.3.            Any notice of a claim provided pursuant to Section 10.4 seeking indemnification for Environmental Costs and Liabilities should include, based on reasonably available evidence, the following: (1) location; (2) the extent of contamination and the impacted media, if known; and (3) a copy of any notices filed with or received from any Governmental Authority or other person, or, if no such notice has been filed or received, the basis upon which the claimant seeks indemnification. Seller Representative may participate, at its own cost and expense, in activities related to the cleanup, including attendance at meetings with respect to the determination of applicable remediation standards or methods for conducting the cleanup.

11.                  CONSENT TO JURISDICTION; JURY TRIAL WAIVER; GOVERNING LAW.

11.1.            Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits, and agrees to cause each of its Subsidiaries to submit, to the exclusive jurisdiction of the state courts of the State of New York located in New York County or the United States District Court for the Southern District of New York for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (ii) hereby waives, and agrees to cause each of its Subsidiaries to waive, to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its Subsidiaries to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (iii) hereby agrees not to commence or to permit any of its Subsidiaries to commence any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named court whether on the grounds of inconvenient forum or otherwise. Each party hereby consents to service of process in any such proceeding in any manner permitted by New York law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 13.6 is reasonably calculated to give actual notice.

11.2.                 WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND AGREES TO CAUSE EACH OF ITS SUBSIDIARIES TO WAIVE, AND COVENANTS THAT NEITHER IT NOR ANY OF ITS SUBSIDIARIES WILL ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, ACTION, CLAIM, CAUSE OF ACTION, SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING.THE BUYER ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE SELLERS THAT THIS

SECTION 11.2 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE SELLERS ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY, AND THE SELLERS ACKNOWLEDGE THAT THEY HAVE BEEN INFORMED BY THE BUYER THAT THIS SECTION 11.2 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE BUYER IS RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.2 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

11.3.            Governing Law. This Agreement and any claims related to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

12.                    TERMINATION.

12.1.            Termination of Agreement. This Agreement may be terminated by the parties only as provided below:

12.1.1.            The Buyer and the Sellers’ Representative may terminate this Agreement by mutual written consent at any time prior to the Closing.

12.1.2.            The Buyer may terminate this Agreement by delivering written notice to the Sellers’ Representative at any time prior to the Closing in the event the Sellers or the Acquired Companies are in material breach of any representation, warranty, covenant or agreement contained in this Agreement, the Buyer has notified the Sellers’ Representative and the Acquired Companies of the breach in writing, there is a reasonable likelihood that such breach (unless cured, if curable) will result in an inability of the Sellers or the Acquired Companies to satisfy the conditions set forth in Section 8 and such breach, if curable, has continued without cure for a period of ten (10) days after delivery of such notice of breach.

12.1.3.            The Sellers’ Representative may terminate this Agreement by delivering written notice to the Buyer at any time prior to the Closing in the event the Buyer is in material breach of any representation, warranty, covenant or agreement contained in this Agreement, the Sellers’ Representative has notified the Buyer of the breach in writing, there is a reasonable likelihood that such breach will (unless cured, if curable) result in an inability of the Buyer to satisfy the conditions set forth in Section 9 and such breach, if curable, has continued without cure for a period of ten (10) days after delivery of such notice of breach.

12.1.4.            The Buyer or the Sellers’ Representative may terminate this Agreement by providing written notice to the other at any time on or after March 15, 2006 (the “Mutual Termination Date”), if the Closing of the transactions contemplated by this Agreement shall not have occurred by reason of the failure of any condition set forth in Section 8, in the case of the Buyer, or Section 9, in the case of the Sellers’ Representative, to be satisfied (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement); provided, however, that if all other conditions to Closing have been satisfied, but a frivolous Blocking Action is pending as of the Mutual Termination Date, the Mutual Termination Date shall be extended until 5 days after such frivolous Blocking Action is dismissed or resolved.

12.2.                 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 12.1, all obligations of the parties hereunder (other than obligations under Sections 11 and 12, which shall survive termination) shall terminate without any liability of any party to any other party; provided, however, that no termination by a party pursuant to Sections 12.1.2, 12.1.3 and 12.1.4 shall relieve any party from any liability for willful breach of this Agreement or for knowing or intentional fraud.

13.                       MISCELLANEOUS.

13.1.                 Entire Agreement; Waivers. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to such subject matter. No waiver of any provision of this Agreement shall or shall be deemed to constitute a waiver of any other provision hereof (whether or not similar), shall constitute a continuing waiver unless otherwise expressly provided, or shall be effective unless in writing and executed (i) in the case of a waiver by the Buyer, by the Buyer, and (ii) in the case of a waiver by the Sellers, by the Sellers’ Representative.

13.2.                 Amendment or Modification. The parties hereto may amend or modify this Agreement only by a written instrument executed by the Buyer and the Sellers’ Representative, and any such amendment or modification shall be Enforceable against the Buyer and all the Sellers.

13.3.                 Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall (to the extent permitted under applicable law) be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

13.4.                 Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted transferees and assigns (each of which transferees and assigns shall be deemed to be a party hereto for all purposes hereof); provided, however, that (i) no transfer or assignment by any party hereto shall be permitted without the prior written consent of the Sellers’ Representative and the Buyer and any such attempted transfer or assignment without consent shall be null and void and (ii) no transfer or assignment by any party shall relieve such party of any of its obligations hereunder; provided, further, that Buyer may assign its rights, but not its obligations, under this Agreement, in whole or in part, to any Affiliate.

13.5.                 Action by the Sellers’ Representative. Any action taken by the Sellers’ Representative in accordance with and pursuant to the terms of this Agreement shall bind and otherwise affect any rights and obligations of each Seller hereunder.

13.6.                 Notices. Any notices or other communications required or permitted hereunder shall be deemed to have been properly given and delivered if in writing by such party or its legal representative and delivered personally or sent by facsimile, nationally recognized overnight courier service guaranteeing overnight delivery, or registered or certified mail, postage prepaid, addressed as follows:

If to the Company to:	Nevamar Company, LLC 130 Middle Street Portland, Maine 04101 Attention: James Tees Facsimile: (207) 822-9940

With a copy to:	Ropes & Gray LLP One International Place Boston, MA 02110 Attention: Daniel S. Evans, Esq. Facsimile: 617-951-7050

If to any Seller to:	The address of such Seller set forth on the signature pages hereto

With a copies to:	Kohlberg Management IV, L.L.C. c/o Kohlberg & Company, L.L.C. 111 Radio Circle Mount Kisco, NY 10549 Attention: Mr. Gordon H. Woodward Facsimile: (914) 241-1143

Ropes & Gray LLP One International Place Boston, MA 02110 Attention: Daniel S. Evans, Esq. Facsimile: 617-951-7050

If to the Buyer or, after the Closing, the Company, to:	Panolam Industries International, Inc. 20 Progress Drive Shelton, CT 06484 Attention: Jeffrey Muller, Esq. Facsimile: 203-225-0050

With copies to:	Genstar Capital LLC Four Embarcadero Center, Suite 1900 San Francisco, CA 94111 Attention: Darren Gold Facsimile: 415-834-2383

Weil, Gotshal & Manges LLP 201 Redwood Shores Parkway Redwood Shores, CA 94065 Attention: Craig W. Adas, Esq. Facsimile: 650-802-3100

Unless otherwise specified herein, such notices or other communications shall be deemed given (i) on the date delivered, if delivered personally, (ii) one (1) Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery, (iii) on the date delivered, if delivered by facsimile during business hours (or one (1) Business Day after the date of delivery if delivered after business hours) and (iv) five (5) Business Days after being sent, if sent by registered or certified mail. Each of the parties hereto shall be entitled to specify a different address by delivering notice as aforesaid to each of the other parties hereto.

13.7.                 Public Announcements. Prior to the Closing Date, no party hereto will issue or make any report, statement or release to the public (including employees, customers and suppliers of the parties) with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties hereto, except that Buyer may issue or make any report, statement or release to the extent required by that certain Indenture, dated as of September 30, 2005, among PIH Acquisition Co., the Buyer, the Guarantors as defined therein and Wells Fargo Bank, National Association, without the consent of the other parties hereto. If any party hereto is unable to obtain, after reasonable effort, the approval of its public report, statement or release from the other parties hereto and such report, statement or release is, in the written opinion of legal counsel to such party, required by law in order to discharge such party’s legal obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other parties with a copy thereof. Each party hereto will also obtain the prior approval by the other parties hereto of any press release to be issued announcing the consummation of the transactions contemplated by this Agreement.

13.8.                 Headings, etc. Section and subsection headings are not to be considered part of this Agreement, are included solely for convenience, are not intended to be full or accurate descriptions of the content thereof and shall not affect the construction hereof.

13.9.                 Disclosure. Any item listed or referred to in any Schedule pursuant to any Section of this Agreement shall be deemed to have been listed in or incorporated by reference into any other Schedule to the extent that the applicability of the information disclosed to such other representation and warranty or Schedule is reasonably apparent.

13.10.           Third Party Beneficiaries. Except as otherwise expressly set forth herein, nothing in this Agreement is intended or shall be construed to entitle any Person, other than the parties hereto, their respective transferees and assigns permitted hereby, to any claim, cause of action, remedy or right of any kind.

13.11.           Counterparts. This Agreement and any claims related to the subject matter hereof may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

13.12.           Expenses. Whether or not the transactions contemplated hereby are consummated, all Transaction Expenses shall be paid by Holdco and/or the Sellers and all fees and expenses incurred by the Buyer in connection with the negotiation and preparation of this Agreement, related agreements and the transactions contemplated hereby and thereby shall be paid by the Buyer.

Acquisition Agreement

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

THE COMPANY:

NEVAMAR COMPANY, LLC
By:	/s/ Gordon Woodward
Name: Gordon Woodward
Title: Manager

HOLDCO:

NEVAMAR HOLDCO, LLC
By:	/s/ Gordon Woodward
Name: Gordon Woodward
Title: Vice President

TE BLOCKERS:

NEVAMAR TE COMMON CORP.
By:	/s/ Gordon Woodward
Name: Gordon Woodward
Title: Vice President

NEVAMAR TE S PREFERRED CORP.
By:	/s/ Gordon Woodward
Name: Gordon Woodward
Title: Vice President

OFFSHORE BLOCKERS:

NEVAMAR OFFSHORE COMMON CORP.
By:	/s/ Gordon Woodward
Name: Gordon Woodward
Title: Vice President

NEVAMAR OFFSHORE S PREFERRED CORP.
By:	/s/ Gordon Woodward
Name: Gordon Woodward
Title: Vice President

SELLERS’ REPRESENTATIVE:

KOHLBERG MANAGEMENT IV, L.L.C.
By:	/s/ Gordon Woodward
Name: Gordon Woodward
Title: Authorized Person

BLOCKER SELLERS:

KOHLBERG OFFSHORE INVESTORS IV, L.P. KOHLBERG TE INVESTORS IV, L.P.

By: Kohlberg Management IV, L.L.C. Their: General Partner

By:	/s/ Gordon Woodward
Name: Gordon Woodward
Title: Authorized Person

TAXABLE SELLERS:

KOHLBERG INVESTORS IV, L.P. KOHLBERG PARTNERS IV, L.P. KOCO INVESTORS IV, L.P.

By: Kohlberg Management IV, L.L.C. Their: General Partner

By:	/s/ Gordon Woodward
Name: Gordon Woodward
Title: Authorized Person

NEVAMAR BROPHY CORPORATION

By:	/s/ Mary Ellen Brophy
Name: Mary Ellen Brophy
Title: President

NEVAMAR MCDONALD CORPORATION
By:	/s/ Ann W. McDonald
Name: Ann W. McDonald
Title: President

NEVAMAR STEVENSON CORPORATION
By:	/s/ Robert Stevenson
Name: Robert Stevenson
Title: President

NEVAMAR TEES CORPORATION
By:	/s/ James P. Tees
Name: James P. Tees
Title: President

NEVAMAR AMEIGH CORPORATION
By:	/s/ Matthew Ameigh
Name: Matthew Ameigh
Title: President

NEVAMAR MULLEN CORPORATION
By:	/s/ Lee Mullen
Name: Lee Mullen
Title: President

NEVAMAR HUZYAK CORPORATION
By:	/s/ Paul Huzyak
Name: Paul Huzyak
Title: President

NEVAMAR WYATT CORPORATION
By:	/s/ Walter J. Wynee
Name: Walter J. Wynee
Title: President

NEVAMAR WYATT CORPORATION
By:	/s/ Barry Wyatt
Name: Barry Wyatt
Title: President

NEVAMAR HINZ CORPORATION
By:	/s/ Richard Hinz
Name: Richard Hinz
Title: President

NEVAMAR ROONEY CORPORATION
By:	/s/ Lance Rooney
Name: Lance Rooney
Title: President

NEVAMAR PRAY CORPORATION
By:	/s/ Andrew G. Pray
Name: Andrew G. Pray
Title: President

NEVAMAR BUCK CORPORATION
By:	/s/ Robert Buck
Name: Robert Buck
Title: President

NEVAMAR PEYTON CORPORATION
By:	/s/ Patrick Peyton
Name: Patrick Peyton
Title: President

NEVAMAR PICARD CORPORATION
By:	/s/ Denis Picard
Name: Denis Picard
Title: President

NEVAMAR BATMAN CORPORATION
By:	/s/ Eric Batman
Name: Eric Batman
Title: President

NEVAMAR NELSON CORPORATION
By:	/s/ Daniel C. Nelson
Name: Daniel C. Nelson
Title: President

GENERAL ELECTRIC CAPITAL CORPORATION
By:	/s/ Michael A. Gaudino
Name: Michael A. Gaudino
Title: Vice President

THE BUYER:	PANOLAM INDUSTRIES INTERNATIONAL, INC.
	By:	/s/ Jeffrey Muller
Name: Jeffrey Muller
Title: General Counsel and Secretary